Exhibit 10.39

LEASE AGREEMENT

between

NETWORK APPLIANCE, INC., a Delaware corporation,

as Landlord

and

PalmSource, Inc., a Delaware corporation,

as Tenant

For the Premises
Located At:

1240 Crossman Avenue
Sunnyvale, California

	11.4.	Alterations Required by Law	14
	11.5.	Mechanic’s Liens	14

12.	FIRE AND CASUALTY DAMAGE		14

	12.1.	Notice of Destruction	14
	12.2.	Loss Covered by Insurance	14
	12.3.	Loss Not Covered by Insurance	15
	12.4.	Loss Caused by Tenant or Tenant’s Parties	15
	12.5.	Destruction Near End of Term	15
	12.6.	Destruction of Improvements and Personal Property	15
	12.7.	Exclusive Remedy	15
	12.8.	Lender Discretion	15
	12.9.	Tenant’s Termination Rights	15

13.	CONDEMNATION		15

	13.1.	Landlord’s Termination Right	15
	13.2.	Tenant’s Termination Right	15
	13.3.	Restoration and Abatement of Rent	15
	13.4.	Temporary Taking	16
	13.5.	Division of Condemnation Award	16

14.	LIABILITY OF LANDLORD; INDEMNITY BY TENANT		16

	14.1.	Limitation on Landlord’s Liability	16
	14.2.	Limitation on Recourse	16
	14.3.	Indemnification of Landlord	16
	14.4.	Notice of Claim or Suit	17
	14.5.	Waiver of Jury Trial	17

15.	INSURANCE		17

	15.1.	Tenant’s Insurance Obligations	17
	15.2.	Requirements of Tenant’s Insurance Coverage	17
	15.3.	Evidence of Tenant’s Insurance Coverage	17
	15.4.	Release and Waiver of Subrogation	18
	15.5.	Tenant’s Obligation to Reimburse	18
	15.6.	Landlord’s Insurance Obligations	18

16.	LANDLORD’S RIGHT OF ACCESS		18

17.	ASSIGNMENT AND SUBLETTING		18

	17.1.	Consent Requirement	18
	17.2.	Procedure	19
	17.3.	Landlord’s Election	19
	17.4.	Terms of Transfer	19
	17.5.	Corporate Reorganization	20
	17.6.	Transfers to Affiliates	20
	17.7.	Assignment in Bankruptcy	20
	17.8.	Transfer by Landlord	21

18.	DEFAULT AND REMEDIES		21

	18.1.	Events of Tenant’s Default	21
	18.2.	Landlord’s Remedies	21
	18.3.	Limitation on Exercise of Rights	22
	18.4.	Waiver by Tenant of Certain Remedies	22
	18.5.	Remedies Cumulative	22

19.	TENANT’S REMEDIES		22

	19.1.	Landlord’s Default
	19.2.	Tenant’s Remedies	23

20.	SURRENDER AND HOLDING OVER		23

	20.1.	Surrender of the Premises
	20.2.	Holding Over	23
	20.3.	Entry at End of Term	23

21.	MORTGAGES		23

	21.1.	Subordination	23
	21.2.	Modifications of Lease	24
	21.3.	Mortgagee Protection and Attornment	24
	21.4.	Estoppel Certificates and Financial Statements	24

22.	GENERAL PROVISIONS		24

	22.1.	Construction of Meaning	24
	22.2.	Interest on Past-Due Obligations	24
	22.3.	Time of Essence	24
	22.4.	Binding Effect	24
	22.5.	Choice of Law	24

22.6.	Captions	24
22.7.	Amendments	24
22.8.	Waivers	24
22.9.	Fees and Expenses	25
22.10.	Merger	25
22.11.	Severability	25
22.12.	Security Measures	25
22.13.	Easements	25
22.14.	Performance Under Protest	25
22.15.	Conflict	25
22.16.	No Third Party Beneficiaries	25
22.17.	Effective Date/Nonbinding Offer	25
22.18.	Water, Oil and Mineral Rights	25
22.19.	Confidentiality	25
22.20.	Notices	26
22.21.	Corporate Authority	26
22.22.	Successors and Assigns	26
22.23.	Brokerage Commissions	26
22.24.	Entire Agreement	26
22.25.	Joint and Several Liability	26
22.26.	Quiet Enjoyment	26
22.27.	Survival	26
22.28.	Recording	26
22.29.	Counterparts	26
22.30.	Agency, Partnership or Joint Venture	26
22.31.	INTENTIONALLY OMITTED.	26
22.32.	Right of First Refusal	27
22.33.	Guarantor	27
22.34.	Master Lease	27

LEASE AGREEMENT
(1240 Crossman Street)

BASIC LEASE PROVISIONS

1. Effective Date:	April 19, 2002

2. Landlord:	NETWORK APPLIANCE, INC., a Delaware corporation

3. Landlord’s Address For Notice:	Network Appliance, Inc. 495 Java Drive Sunnyvale, California 94089 Attention: Mr. Thom Bryant Telephone: (408) 822–6175 Fax: (408) 822–4411

4. Tenant:	PalmSource, Inc., a Delaware corporation

5. Tenant’s Address For Notice:
PalmSource, Inc.
1240 Crossman Street
Sunnyvale, California _______
Attention: Doreen Yochum, Chief Administrative Officer
Telephone: _______________________________________
Fax: ____________________________________________

6. Project:	All of the land (the “Project Land”) and the two (2) buildings thereon (one of which is the Building) totalling approximately 221,112 rentable square feet more particularly shown on Schedule 1 hereto.

7. Building:	The approximately 125,648 rentable square foot three-story building located at 1240 Crossman Avenue in Sunnyvale, California on the land (“Land”) described in Schedule 1 attached hereto.

8. Premises:
The second and third floors of the Building, together with the lobby area on the first floor of the Building, consisting of approximately 88,096 rentable square feet more particularly shown on Exhibit A attached hereto.

9. Term:
Approximately thirty-one (31) months, commencing on the Commencement Date and terminating on the last day of the thirty-first (31st) month thereafter, but in no event later than February 28, 2005 (the “Expiration Date”)

10. Estimated Commencement Date:	August 1, 2002

11. Base Rent Per Month:	Months	Monthly Base Rent

	1-12	$132,144 ($1.50/rsf)
	13-24	$136,548.80 ($1.55/rsf)
	25-31	$140,953.60 ($1.60/rsf)

12. Broker:	Cornish & Carey Commercial (representing both Landlord and Tenant)

13. Exclusive Parking Spaces:	Twenty (20) parking spaces shown on Schedule 4 attached hereto

14. Permitted Uses:	The Premises will be used for office, distribution, lab, research and development, sales, light assembly and other legal uses permitted by the Master Lease.

15. Tenant’s Minimum Liability Insurance Amount:	Five Million Dollars ($5,000,000)

16. Security Deposit:	One Million Five Hundred Thousand Dollars ($1,500,000)

17. Guarantor:	Palm, Inc., a Delaware corporation

18. Tenant’s Proportionate Share of Premises Operating Expenses:	One Hundred Percent (100%)

19. Tenant’s Proportionate Share of Building Operating Expenses:
Seventy-Three and Ninety-Two Hundredths Percent (73.92%); provided, however, that, unless specified to the contrary in the Lease, Tenant’s Proportionate Share of Building Operating Expenses shall be Ninety-Five and Eighty-Seven Hundredths Percent (95.87%) so long as the Expansion Space (as defined in Section 22.32 below) is unoccupied by Landlord for the conduct of Landlord’s business or a third party tenant.

20. Tenant’s Proportionate Share of Project Operating Expenses:	Forty-Two and One Hundredth percent (42.01%)

21. Master Lease:
That certain Lease Agreement (Phase IV-Land) dated as of October 2, 2000 between BNP Leasing Corporation, a Delaware corporation (“Master Lessor”), as lessor, and Landlord, as lessee, together with that certain Lease Agreement (Phase IV-Improvements) dated as of October 2, 2000 between Master Lessor, as lessor, and Landlord, as lessee.

22. Exhibits:	“A” Site Plan of Premises “B” Improvement Agreement “C” Commencement Date Memorandum “D” Rules and Regulations “E” Guaranty of Lease

23. Schedules:	“1” Project “2” Furniture “3” Parking Spaces “4” Equipment “5” Expansion Space

The Basic Lease Provisions set forth above and the Exhibits and Addenda, if any, attached hereto are hereby incorporated into and made a part of this Lease. Each reference in this Lease to any of the Basic Lease Provisions shall mean the respective information hereinabove set forth and shall be construed to incorporate all of the terms provided under the particular paragraph pertaining to such information. In the event of any conflict between any of the Basic Lease Provisions and the Lease, the latter shall control.

/s/ TSB	and	/s/DN /s/DSY	Agree

Landlord		Tenant

1.    PREMISES.

1.1.    Lease of Premises.    Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, together with (i) the exclusive right to use Tenant’s Exclusive Parking Spaces (subject to the limitations set forth in Section 8.8), and (ii) the right to use the Common Area (subject to the limitations set forth in Section 8.7). As used herein, the term “Common Area” shall mean: (i) the Parking Areas and related driveways and sidewalks serving the Building or Project, (ii) the landscaped portions of the Project Land, and (iii) the hallways and lobby areas of the Building that are not a portion of the Premises or the Expansion Space. Landlord reserves the use of the exterior walls, the roof and the area beneath and above the Building, together with the right to install, maintain, use and replace ducts, wires, conduits and pipes leading through the Building in locations which will not materially interfere with Tenant’s use of the Building. Landlord and Tenant agree that (a) each has had an opportunity to determine to its satisfaction the actual square footage of the Premises, Building and Project, (b) all measurements of area contained in this Lease are conclusively agreed to be correct and binding upon the parties, and (c) any such subsequent determination that the area is more or less than shown in this Lease shall not result in a change in any of the computations of Rent, improvement allowances, or other matters described in this Lease where area is a factor.

1.2.    Cafeteria Space.    Tenant and Tenant’s agents, employees, contractors, assigns, subtenants and invitees (collectively, “Tenant’s Parties”) shall have the non-exclusive right during the Term of this Lease to the use of the cafeteria space (the “Cafeteria Space”) in the Building, along with Landlord and Landlord’s agents, employees, contractors, assigns, tenants, invitees and other occupants of the Project (collectively, the “Landlord’s Parties”), for the purchase and consumption of the food sold therein. Such use shall be subject to the prices, terms, conditions, rules and regulations established by Landlord for the use thereof, which shall be established in a non-discriminatory manner by Landlord in Landlord’s sole and absolute discretion. In addition, Tenant and the Tenant Parties shall have the right to use the Cafeteria Space during non-business hours (i.e., after 2:00 p.m.) for meetings, training sessions and the like, together with Landlord and Landlord’s Parties and any tenants or occupants of the Building pursuant to a system of reservations on a first come-first serve basis to be reasonably administered by Landlord.

1.3.    Fitness Center.    Tenant and Tenant’s Parties shall have the non-exclusive right during the Term of this Lease to use the fitness center (the “Fitness Center”) in the Building, along with Landlord and Landlord’s Parties. In connection therewith, Tenant shall be issued up to 330 passes (calculated on the basis of one pass per each office in the Premises) for the use of the Fitness Center, which passes shall be non-assignable, and shall be for the use of Tenant and Tenant’s Parties only. The use of the Fitness Center by Tenant and Tenant’s Parties shall be subject to the fees, terms, conditions, rules and regulations established in a non-discriminatory manner by Landlord for the use of the Fitness Center (including but not limited to the execution of waivers of liability by any of Tenant’s Parties using the Fitness Center), which shall be established by Landlord in Landlord’s sole and absolute discretion.

1.4.    Furniture.    Landlord shall also lease to Tenant throughout the Term of this Lease, the furniture in the Premises described in Schedule 2 attached hereto (the “Furniture”). Tenant shall lease the Furniture from Landlord in an as-in condition, without representation or warranty, and shall surrender the Furniture to Landlord upon the expiration or earlier termination of the Lease in the same condition in which it received the Furniture, reasonable wear and tear and damage caused by any peril not caused by Tenant or Tenant’s Parties or condemnation excepted. Notwithstanding anything to the contrary contained in this Section 1.4, Landlord represents and warrants for the benefit of Tenant that Landlord owns the Furniture free and clear of any liens or encumbrances.

1.5.    Shipping/Receiving Area.    Tenant shall have the non-exclusive right, along with Landlord and Landlord’s Parties, to use the shipping and receiving area of the Building shown on the Approved Plans (as defined in Exhibit B attached hereto) during the Term of the Lease. Tenant shall cooperate with Landlord in sharing the use of such shipping and receiving area in a manner that will cause a minimum amount of interference with other users of such area.

1.6.    Construction of Landlord’s Work.    Landlord shall cause certain work (the “Landlord’s Work”) to be constructed to the Building in accordance with the terms of the Improvement Agreement attached hereto as Exhibit B.

1.7.    Condition of Premises.    By taking possession of the Premises, Tenant accepts the Premises on an as-is condition, in their then-existing condition, without any representations or warranties by Landlord with respect to the condition of the Land, Building, Common Areas or Premises. Notwithstanding the foregoing, Landlord represents and warrants to Tenant that, as of the Commencement Date, the building systems servicing the Building, including, but not limited to plumbing, roof, electrical, landscaping, structural, HVAC, life safety building infrastructure (including sprinklers) and the security/card access system (collectively, the “Building Systems”) shall be in good working order and repair. Landlord’s representation and warranty described herein: (i) shall not apply in the event of damage to the Building Systems caused by Tenant or Tenant’s Parties (as defined below), and (ii) shall survive the Commencement Date for a period of twelve (12) months only. Any claims made by Tenant with respect to such warranty more than twelve (12) months after the Commencement Date shall be invalid and null and void. Furthermore, Tenant acknowledges and agrees that Tenant’s sole remedy for a breach of such representation shall be to require Landlord to repair the damage to the Building System in question, and Tenant shall have no other liability or obligation hereunder.

1.8.    Access.    Tenant shall have access to and the right to use the Premises twenty-four hours per day, seven (7) days per week, subject to emergencies or as may otherwise be required by Laws.

2.    TERM.

2.1.    Term.    The Term of this Lease shall commence on the Commencement Date and shall continue in full force and effect for the Term hereof, unless terminated earlier pursuant to the terms hereof or extended pursuant to the terms of Section 2.5 hereof.

2.2.    Commencement Date.    The Commencement Date of the Lease shall be the earlier of the date on which: (i) Tenant takes possession of any portion of the Premises in order to conduct business thereon; (ii) the Premises would have been Ready for Occupancy but for Tenant Delays (as defined in the Improvement Agreement attached hereto as Exhibit B); or (iii) the Premises are Ready for Occupancy, but, in the case of (ii) and (iii), in no event before the Estimated Commencement Date. The Premises shall be deemed “Ready for Occupancy” on the date of substantial completion (as defined herein) of all Landlord’s Work to be constructed by Landlord in the Premises (but not the Cafeteria and Fitness Center, which Tenant acknowledges shall not be substantially completed until after the Commencement Date), except for punchlist items which do not prevent Tenant from using the Premises for the Permitted Uses. Tenant shall, within ten (10) days after receipt of demand, execute and deliver to Landlord a Commencement Date Memorandum in the form attached hereto as Exhibit C acknowledging the actual Commencement Date of this Lease. For purposes of this Lease, “substantial completion’ shall mean the date by which all of the following have occurred: (i) Landlord has substantially completed the Landlord’s Work (other than the Cafeteria and the Fitness Center) in accordance with Exhibit B of this Lease; (ii) Landlord has delivered possession of the Premises and the Landlord’s Work (other than the Cafeteria and the Fitness Center) to Tenant; and (iii) Landlord has obtained a temporary certificate of occupancy from the appropriate governmental authorities required for the legal occupancy of the Premises by Tenant. Notwithstanding anything to the contrary contained in this Lease, if the Cafeteria and Fitness Center are not Ready for Occupancy by October 1, 2002 (which date shall be subject to extension for Tenant Delays and up to ninety (90) days of Force Majeure Delays (as defined in Exhibit B), for each day thereafter that either the Cafeteria or the Fitness Center are not Ready for Occupancy, Tenant shall receive as a credit against Base Rent (as defined in Section 3.1 below) liquidated damages in the amount of Five Hundred Dollars ($500.00) per day.

2.3.    Delay in Possession.    If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant in the condition required on or before the Estimated Commencement Date, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, except as provided for in subsection 2.2(i) above, Tenant shall not be liable for any Rent (as defined in Section 3.1 below) and the Commencement Date shall not occur until the Premises are Ready for Occupancy, except that if Landlord’s failure to make the Premises Ready for Occupancy by the Estimated Commencement Date is attributable to any Tenant Delay, then the Commencement Date shall not be advanced to the date on which possession of the Premises is tendered to Tenant, and Landlord shall be entitled to full performance by Tenant (including the payment of Rent) from the date the Premises would have been Ready for Occupancy but for such Tenant Delays. Notwithstanding anything to the contrary contained in this Lease, if, for any reason other than a Tenant Delay or a Force Majeure Delay (but in no event more than ninety (90) days of Force Majeure Delays), the Premises are not Ready for Occupancy by November 1, 2002, Tenant shall have the right to terminate this Lease, in which case neither party shall have any further liability hereunder and Landlord promptly shall refund to Tenant all sums paid by Tenant to Landlord at the time that Tenant executed this Lease.

2.4.    Early Occupancy.    Notwithstanding anything to the contrary in this Lease, from and after June 15, 2002, Tenant and Tenant’s Parties shall have the right, provided that the written consent of Master Lessor to this Lease has been received, to enter the Building, including the research and development labs and server room, at their sole risk, solely to install Tenant’s Trade Fixtures (as defined in Section 11.1), communications equipment and other equipment therein; provided, however, that (i) Tenant’s early entry shall not unreasonably interfere with any of Landlord’s activities on the Premises during such period; (ii) Tenant shall give Landlord written notice of such entry at least five (5) days in advance; (iii) such entry on the Premises shall be on the terms of this Lease, except that Tenant shall not be required to pay any Rent hereunder during any period of early entry if Tenant is not conducting Tenant’s business on the Premises; and (iv) Tenant shall provide Landlord before such early entry with certificates of the insurance required of Tenant pursuant to the terms of this Lease. Tenant acknowledges and agrees that the Building Systems and Landlord’s Work shall not be fully operational during such period of early occupancy, and that all utilities may not be available yet to the Premises. Landlord makes no representation or warranty as to the Premises or the ability of Tenant to perform Tenant’s fixturization or other activities during such period of early occupancy.

        2.5.    Renewal Option.    Provided (i) Tenant is not in default beyond applicable notice and cure periods under the terms of this Lease at the time this renewal is exercised or at the commencement of the Renewal Term (as defined below), (ii) Tenant has not assigned this Lease (except to a Permitted Transferee as defined in Section 17.6 below) and is occupying at least seventy-five percent (75%) of the Premises, including the Expansion Space described in Section 22.32, if applicable, (iii) Landlord has not given more than two (2) notices of default in any twelve (12) month period for nonpayment of monetary obligations, (iv) Tenant has not sublet to a third party not a Permitted Transferee more than twenty-five percent (25%) of the Premises and (v) Landlord has either purchased the Project from Master Lessor or refinanced the Master Lease on terms and conditions satisfactory to Landlord, in Landlord’s sole discretion (collectively, the “Conditions Precedent”), Tenant shall have the option to renew this Lease for the entire Premises (including the Expansion Space, if applicable, for one (1) period of thirty-six (36) months, but in any event not expiring later than February 28, 2008 (the “Renewal Term”). The Renewal Term shall be on all the terms and conditions of this Lease, except that (i) Base Rent for the Renewal Term shall be equal to $1.85 per rentable square foot for the first twelve (12) months of the Renewal Term, $1.95 per rentable square foot for the second twelve (12) months of the Renewal Term and $2.05 per rentable square foot for the last twelve (12) months of the Renewal Term. Tenant must exercise its option to renew this Lease by giving Landlord written notice (an “Extension Notice”) of its election to do so no later than two hundred seventy (270) nor earlier than three hundred sixty-five (365) days prior to the end of the initial Term. Any Extension Notice not given in a timely manner shall be void; and Tenant shall be deemed to have waived its renewal rights. The renewal option set forth herein is personal to Tenant and any Permitted Transferee and shall not be included in any assignment or subletting of this Lease to any party not a Permitted Transferee.

3.    RENT AND SECURITY DEPOSIT.

3.1.    Base Rent.    From and after the Commencement Date, Tenant shall pay the Base Rent to Landlord on the first day of each calendar month in lawful money of the United States, at Landlord’s Address or such other address as Landlord shall from time to time designate in writing to Tenant for the payment of Rent, without notice, demand, abatement, offset or deduction. Upon the execution of this Lease, Tenant shall pay to Landlord the first month’s Base Rent. If the Term commences (or ends) on a date other than the first (or last) day of a month, Tenant shall pay on the Commencement Date or first day of the last month a pro rata portion of Base Rent, prorated on a per diem basis with respect to the portion of the month within the Term. Any sums other than Base Rent which Tenant is obligated to pay under this Lease shall be deemed to be Additional Rent due hereunder, whether or not such sums are designated “Additional Rent.” The term “Rent” means the Base Rent and all Additional Rent payable hereunder.

3.2.    Late Charges.    Tenant acknowledges that late payment by Tenant of any amount owed to Landlord under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, time spent addressing the issue with Tenant, and late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by any encumbrance covering the Premises. Therefore, if any installment of Rent or other payment due from Tenant is not received when past due, Tenant shall pay to Landlord, as liquidated damages for Tenant’s failure to make such timely payment, an additional sum of ten percent (10%) of the overdue Rent or other payment per month as a late charge. Notwithstanding the foregoing, not more than two (2) times in each twelve (12) month period (but not more than five (5) times during the entire Term of the Lease), Landlord shall deliver to Tenant written notice that such amount is past due and owing, in which event such late fee shall not be due and owing unless such late amount is not paid within three (3) business days of the date of such written notice. The parties agree that this late charge represents a fair and reasonable estimate of the administrative costs that Landlord will incur by reason of a late payment by Tenant. Acceptance of any late payment charge shall not constitute a waiver of Tenant’s default with respect to the overdue payment, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease, at law or in equity, including, but not limited to, the Interest Rate imposed pursuant to Section 22.2.

3.3.    Security Deposit

3.3.1.    Not later than ten (10) business days after the date of Tenant’s execution of this Lease, Tenant shall deposit with Landlord the cash sum stated in Item 10 of the Basic Lease Provisions, to be held by Landlord as security for the full and faithful performance of Tenant’s obligations under this Lease (the “Security Deposit”). Subject to the last sentence of this Section, the Security Deposit shall be understood and agreed to be the property of Landlord upon Landlord’s receipt thereof, and may be utilized by Landlord in its discretion towards the payment of all prepaid expenses by Landlord for which Tenant would be required to reimburse Landlord under this Lease, including without limitation brokerage commissions and the cost of Landlord’s Work. Upon any default beyond applicable notice and cure periods by Tenant, including specifically Tenant’s failure to pay Rent, whether or not Landlord is informed of or has knowledge of the default, the Security Deposit shall be deemed to be automatically and immediately applied, without waiver of any rights Landlord may have under this Lease or at law or in equity as a result of the default, as a setoff for full or partial compensation for that default. If any portion of the Security Deposit is applied after a default by Tenant, Tenant shall within five (5) days after written demand by Landlord deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep this Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. If Tenant fully performs its obligations under this Lease, the Security Deposit or any balance thereof shall be returned to Tenant after the expiration of the Term, provided that Landlord may retain the Security Deposit to the extent and until such time as all amounts due from Tenant in accordance with this Lease have been determined and paid in full.

                3.3.2.    Notwithstanding anything to the contrary herein, in lieu of a cash deposit, Tenant shall deliver the Security Deposit to Landlord in the form of a clean, irrevocable, non-documentary and unconditional letter of credit (the “Letter of Credit”) issued by and drawable upon any commercial bank, trust company, national banking association or savings and loan association with offices for banking purposes in San Jose, California, reasonably satisfactory to Landlord (the “Issuing Bank”), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Rating Service, and has combined capital, surplus and undivided profits of not less than Five Hundred Million Dollars ($500,000,000.00). Such Letter of Credit shall (a) name Landlord as beneficiary, (b) be in the amount of the Security Deposit, (c) have a term of not less than one year, (d) permit multiple drawings, (e) be fully transferable by Landlord only to any successor in interest of Landlord in the Building and the Master Lease or the holder of any Security Instrument (as defined in Section 21.1 below) without the payment of any fees or charges by Landlord, and (f) otherwise be in form and content reasonably satisfactory to Landlord. If upon any permitted transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall so specify. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term unless the Issuing Bank sends a notice (the “Non-Renewal Notice”) to Landlord by certified mail, return receipt requested, not less than forty-five (45) days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. Landlord shall have the right, upon receipt of the Non-Renewal Notice, to draw the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and shall thereafter hold or apply the cash proceeds of the Letter of Credit pursuant to the terms of this Section 3.3 until Tenant delivers to Landlord a substitute Letter of Credit which meets the requirements of this Section 3.3. The Issuing Bank shall agree with all drawers, endorsers and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the

Issuing Bank. The Letter of Credit shall be subject in all respects to the Uniform Customs and Practice for Documentary Credits (1993 revision), International Chamber of Commerce Publication No. 500.

3.3.3.    If (i) an Event of Tenant’s Default by Tenant occurs in the payment or performance of any of the terms, covenants or conditions of this Lease, including the payment of Rent, and which includes any payment default following Tenant’s bankruptcy as to which no notice or cure is required, or (ii) Landlord receives a Non-Renewal Notice and Tenant does not provide a substitute Letter of Credit satisfying the requirements of this Section 3.3 within ten (10) Business Days following the date of such Non-Renewal Notice, Landlord may notify the Issuing Bank in writing that either the event described in (i) or the event described in (ii) has occurred and thereupon receive all or such portion of the Security Deposit represented by the Letter of Credit as is then, and so long as such Event of Tenant’s Default is continuing, thereafter needed for the uses hereinbelow authorized, and use, apply, or retain the whole or any part of such proceeds, as the case may be, to the extent required for the payment of any Base Rent or any other sum as to which Tenant is in default beyond applicable notice and cure periods, including (a) any sum which Landlord may expend or may be required to expend by reason of the Event of Tenant’s Default, and/or (b) any damages to which Landlord is entitled pursuant to this Lease, whether such damages accrues before or after summary proceedings or other reentry by Landlord. If Landlord applies or retains any part of the Security Deposit, Tenant, within five (5) days after receipt of demand, shall deposit with Landlord the amount so applied or retained so that Landlord shall have the full Security Deposit on hand at all times during the Term. If Tenant shall fully and faithfully comply with all of the terms, covenants and conditions of this Lease, the cash Security Deposit and /or the Letter of Credit (or so much thereof as remains after Landlord has been adequately compensated for damages due to Tenant’s failure to comply fully with the terms, covenants and conditions of this Lease) shall be returned to Tenant not later than thirty (30) days after both the Expiration Date has occurred and Tenant has delivered possession of the Premises to Landlord in the manner required by this Lease. Tenant expressly agrees that Tenant shall have no right to apply any portion of the cash Security Deposit or the Letter of Credit against any of Tenant’s obligations to pay Rent hereunder. Notwithstanding anything contained in this Section 3.3 to the contrary, if for any reason Landlord draws on the Letter of Credit, then Tenant shall have the right, upon ten (10) days’ prior written notice to Landlord, to obtain a refund from Landlord of any unapplied proceeds of the Letter of Credit which Landlord has drawn upon, any such refund being conditioned upon Tenant simultaneously delivering to Landlord a new replacement Letter of Credit in the amount of the original Letter of Credit, and otherwise meeting the requirements of this Section.

3.3.4.    Upon a sale of the Land or the Building or any financing of Landlord’s interest therein, Landlord shall have the right to transfer the Letter of Credit, as applicable, to the vendee or lender. With respect to the Letter of Credit, within ten (10) business days after Tenant’s receipt of notice of such sale or financing, Tenant, at its sole cost, shall arrange for the transfer of the Letter of Credit to the new landlord or the lender, as designated by Landlord in the foregoing notice or have the Letter of Credit reissued in the name of the new landlord or the lender. Tenant shall look solely to the new landlord or lender for the return of such Letter of Credit and the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the Letter of Credit and neither Landlord nor its successors or assigns shall be bound by any such action or attempted assignment, or encumbrance.

4.    SERVICES.

4.1.    Landlord’s Services.

4.1.1.    Landlord shall make customary arrangements with public utilities or public agencies to furnish any electricity and water, steam and other utilities customarily furnished or utilized in operating the facilities serving the Premises, subject to the provisions of Section 14.

4.1.2.    Landlord shall furnish to Tenant during Tenant’s occupancy of the Premises:

(a)        Tempered water at those points of supply provided for general use in the Building;

(b)        Central heat and air conditioning in season, during 7:00 am to 7:00 pm, Mondays through Fridays, and from 8:00 a.m. to 1:00 p.m. on Saturdays, excluding holidays (“Normal Building Hours”), at such temperatures and in such amounts as are reasonably considered by Landlord to be standard or as may be limited or controlled in time or amount by applicable laws, ordinances, rules and regulations. Notwithstanding the foregoing, Landlord acknowledges and agrees that the research and development labs, server room and IDF rooms being installed as part of the Landlord’s Work will require heating, ventilation and air conditioning twenty-four (24) hours per day, seven (7) days per week (the “Extra HVAC Service”), and the cost for providing HVAC to these areas at all times (subject to Section 4.2 below) will be included as Building Operating Expenses and not as excess utilities and services pursuant to Section 4.1.3 below.

                (c)        Electrical facilities to provide sufficient lighting for the permitted uses under this Lease and sufficient power for Tenant’s machines and equipment necessary for the permitted uses; provided, however, that Landlord shall have no obligation to install dedicated circuits or other special circuitry or wiring except as may be included in the Landlord’s Work. Notwithstanding, Landlord acknowledges and agrees that the research and development labs, server room and IDF rooms being installed as part of the Landlord’s Work will require electricity twenty-four (24) hours per day, seven (7) days per week, and the cost for providing electricity to these areas at all times (subject to Section 4.2 below) will be included as Building Operating Expenses and not as excess utilities and services pursuant to Section 4.1.3 below.

(d)        Lamps, bulbs, starters and ballasts used in the Premises, provided that all such lamps, bulbs, starters and ballasts shall be installed by Landlord as part of Premises Operating Expenses; notwithstanding the foregoing, Landlord shall not be required to install lamps, bulbs, starters and/or ballasts that exceed those required for the tenant improvements installed in the Building as part of the Landlord’s Work (collectively, “Building Standard Improvements”).

(e)        If there are any elevators in the Building, public elevator service serving the floor(s) on which the Premises are situated during Normal Building Hours. In addition, at least one (1) elevator, reasonably designated by Landlord, shall be available twenty-four (24) hours per day, seven (7) days per week.

4.1.3.    Landlord may furnish to the Premises utilities and services in excess of those to be furnished under Section 4.1.2 above upon Tenant’s prior written request without additional expense therefor to Tenant.

4.1.4.    Tenant shall not, without the prior written consent of Landlord, use any electronic data processing equipment, special lighting in excess of Building Standard Improvements, or any other item of electrical equipment which (singly) consumes more than 0.5 kilowatts per hour at rated capacity or requires a voltage other than one hundred twenty (120) volts single phase. If Tenant desires to install any such data processing, extra lighting or electrical equipment or if Tenant’s use of the Premises causes the Premises or any portion of the Building to require air conditioning in excess of that customarily provided to other areas of the Building leased to tenants, then Tenant shall also pay all costs relating to the modification, installation, operating and maintenance costs of such additional air conditioning which shall be performed by Landlord. Such costs shall include, without limiting the generality of the above, the cost of installing, maintaining or removing equipment to meter electrical kilowatt consumption. Notwithstanding anything to the contrary contained in this Lease, Landlord acknowledges and agrees that the electricity and heating, ventilation and air conditioning necessary for the Extra HVAC Service shall not be deemed excess utilities or services subject to the provisions of Section 4.1.3 above.

4.1.5.    Tenant shall make no connection to the Building’s water supply without Landlord’s prior written consent. If Landlord consents to any such connection, Landlord will provide, at Tenant’s expense, a separate water meter for use by Tenant in the Premises. Tenant shall pay, as Additional Rent, all costs and expenses for said metered water, at the same rate charged Landlord by the utility company, and for all costs and expenses in any way connected with the installation, maintenance and/or removal of said separate water meter. Notwithstanding anything to the contrary contained in this Lease, Landlord acknowledges and agrees that the Landlord’s Work comprises Building Standard Improvements, and the water necessary for Tenant’s operation of the Premises for the Permitted Uses shall not be deemed excess utilities or services subject to the provisions of Section 4.1.3 above.

4.2.    Interruption in Services.    Landlord shall not be liable for damages to either persons or property, nor shall Landlord be deemed to have evicted Tenant, nor shall there be any abatement of Rent, nor shall Tenant be relieved from performance of any covenant on its part to be performed hereunder by reason of (i) failure of Landlord to furnish any of the services listed in Section 4.1 above due to causes or circumstances beyond Landlord’s reasonable control, (ii) breakdown of equipment or machinery utilized in supplying services due to causes or circumstances beyond Landlord’s reasonable control, or (iii) cessation or interruption of services due to causes or circumstances beyond Landlord’s reasonable control. Landlord shall use reasonable diligence to make such repairs as may be required to machinery or equipment within the Building, to provide restoration of services, where the cessation or interruption of service has occurred due to circumstances or conditions beyond the Building boundaries, to cause the same to be restored, by diligent application or request to the provider thereof. Notwithstanding anything to the contrary contained in this Lease, if the Premises should become not reasonably suitable for Tenant’s use as a consequence of cessation of utilities or services required to be provided to the Premises by Landlord, the cessation occurs as the result of the negligence or willful misconduct of Landlord or Landlord’s Parties, and the interference with Tenant’s use of the Premises persists for ten (10) consecutive calendar days, and Tenant does not use the Premises as a result thereof, then Tenant shall be entitled to an equitable abatement of Rent to the extent of the interference with Tenant’s use of the Premises occasioned thereby.

4.3.    Janitorial Services.    During the Term of this Agreement, Landlord shall, as a Building Operating Expense (as defined in Section 6.3), provide janitorial service throughout the Building on a five (5) day per week basis, excluding holidays.

5.    TAXES.

5.1.    Payment of Real Property Taxes.    As Additional Rent, commencing on the Commencement Date and continuing throughout the remainder of the Term, Tenant shall pay to Landlord Tenant’s Proportionate Share of the Real Property Taxes for each calendar year of the Lease in the manner described in Section 7 below. Tenant acknowledges and agrees that the Project Land is located as one taxable parcel, but that each of the buildings on the Project are taxed separately. For the purposes of this Section 5, Tenant’s Proportionate Share of Real Property Taxes shall equal 42.01% of the Real Property Taxes on the Project Land and 73.92% of the Real Property Taxes for the Building.

        5.2.    Definition of Real Property Taxes.    “Real Property Taxes” shall be the sum of the following: all real property taxes, possessory interest taxes, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, transit charges, housing fund assessments, open space charges, childcare fees, school fees or any other assessments, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen (including fees “in–lieu” of any such tax or assessment) which are assessed, levied, charged, confirmed or imposed by any public authority upon the Project (or any real property comprising any portion thereof) or its operations, together with all taxes, assessments or other fees imposed by any public authority upon or measured by any Rent or other charges payable hereunder, including any gross income tax or excise tax levied by the local governmental authority, the federal government or any other governmental body with respect to receipt of such rental, or upon, with respect to or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by any tenant of the Project or any portion thereof (including, without limitation, any reassessment levied on the value of the shell of the Building due to the renovation thereof or reassessment based on the value of any improvements made thereon by Tenant, or upon this transaction or any document to which Tenant is a party creating or transferring an interest in the Project, together with any tax imposed in substitution, partially or totally, of any tax previously included within the aforesaid definition or any additional tax the nature of which was previously included within the aforesaid definition, together with the costs and expenses (including reasonable attorneys’ fees) of challenging any of the foregoing or seeking the reduction in or abatement, redemption or return of any of the foregoing, but only to the extent of any such reduction, abatement, redemption or return. Notwithstanding anything to the contrary contained in this Lease, Real Property Taxes shall not include (i) any franchise, corporate, estate, gift or inheritance tax of Landlord, or any income, profits or revenue tax or charge upon the net income of Landlord; (ii) penalties and interest for Landlord’s failure to pay any Real Property Tax, other than those attributable to Tenant’s failure to comply timely with its obligations pursuant to this Lease, (iii) increases in Real Property Taxes (whether increases result from increased rate, valuation, or both) attributable to additional improvements to the Building or the Project unless constructed for Tenant’s primary benefit or for the common benefit of Tenant and other tenants in the Project, or (iv) any Real Property Taxes in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the required term therefor.

5.3.    Personal Property Taxes.    Prior to delinquency, Tenant shall pay all taxes and assessments levied upon trade fixtures, alterations, additions, improvements, inventories and other personal property located and/or installed on the Premises by Tenant; and Tenant shall provide Landlord copies of receipts for payment of all such taxes and assessments. To the extent any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced by Landlord. Notwithstanding the foregoing, Tenant shall have the right to contest the validity of any such tax or assessment described in this Section 5.3 to the extent that the personal property in question is not assessed as part of the Building or as a Real Property Tax and Tenant indemnifies, defends, protects and holds Landlord harmless from any and all liabilities, costs, expenses, damages and causes of action resulting from such a protest.

6.    OPERATING EXPENSES.

6.1.    Operating Expenses.    As Additional Rent, commencing on the Commencement Date and continuing throughout the remainder of the Term, Tenant shall pay Tenant’s Proportionate Share of the Premises Operating Expenses, Tenant’s Proportionate Share of the Building Operating Expenses and Tenant’s Proportionate Share of Project Operating Expenses.

6.2.    Definition of Premises Operating Expenses.    “Premises Operating Expenses” shall mean all expenses and costs of every kind and nature that Landlord shall pay or become obligated to pay because of or in connection with the ownership, maintenance, repair, replacement and operation of the Premises which are not Building Operating Expenses or Project Operating Expenses, including but not limited to, the following:

(a)    The costs of operating, managing, maintaining and repairing the Premises.

(b)    The cost of the janitorial services, if any, provided to the Premises by Landlord.

(c)    The cost of repairing and replacing light fixtures, light bulbs and other lighting equipment in the Premises.

(d)    The cost of any maintenance, servicing, repair or replacement of any electrical, plumbing, security and HVAC systems which service the Premises only, including but not limited to those serving the research and development laboratories, server room and IDF rooms in the Premises.

6.3.    Definition of Building Operating Expenses.    “Building Operating Expenses” shall mean all expenses and costs of every kind and nature that Landlord shall pay or become obligated to pay because of or in connection with the ownership, maintenance, repair, replacement and operation of the Building (including the Common Areas of the Building, if any), but excluding the Premises, the costs for which are included as Premises Operating Costs above, and the Cafeteria and the Fitness Center, the costs for which are included as Project Operating Expenses below, including but not limited to, the following.

(a)    Cost of all supplies, tools, equipment and materials, whether purchased or leased, used in the operation and maintenance of the Building.

(b)    Cost of utilities for the Land and Building (including the Premises), including but not limited to, water, steam, sewer, waste disposal, gas and electricity, and power for heating, lighting, air conditioning and ventilating the Land and Building (including the Premises);

(c)    The cost of operating, managing, maintaining and repairing the utility, mechanical, sanitary, and storm drainage systems of the Building, as well as all of Landlord’s other Building repair and maintenance obligations pursuant to the terms of this Lease;

                (d)    The cost of contesting the validity or applicability of any government enactments that may affect the Building Operating Expenses;

(e)    The cost of all maintenance and service agreements for the Building and the equipment therein that are not exclusive to the Premises.

(f)    The cost of all insurance relating to the Building, including but not limited to, fire and extended coverage insurance, rental loss or abatement insurance, casualty and liability insurance, and earthquake and flood insurance applicable to the Building and Landlord’s personal property used in connection therewith, plus the cost of all deductible payments made by Landlord in connection therewith. Notwithstanding anything to the contrary contained in this Lease, if Tenant’s Proportionate Share of any deductible for earthquake insurance exceeds Fifty Thousand Dollars ($50,000) in any one occurrence, then Tenant may, at Tenant’s option, instead pay such excess on an amortized basis (based on the useful life of the improvement or improvements to be repaired or replaced, as determined in accordance with generally accepted accounting principles), together with interest thereon equal to ten percent (10%) per annum, on a straight line basis as Additional Rent at the same time and in the same manner as Base Rent is due hereunder.

(g)    Cost of repairs, replacements, alteration and general maintenance (excluding repairs, replacements and general maintenance paid for with proceeds of insurance or condemnation or by third parties) of the Building.

(h)    Costs of licenses, permits and inspection fees related to the Building.

(i)    Amortization of the cost, together with reasonable financing charges, of furnishing and installing capital investment items which (i) are primarily for the purpose of (A) reducing Building Operating Expenses or avoiding increases in Building Operating Expenses in Landlord’s good faith estimate, or (B) promoting safety, or (C) are be required by Law. All such costs shall be amortized over the useful life of the capital investment items with the useful life and amortization schedule being determined in accordance with generally accepted accounting principles (in no event to extend beyond the useful life of the item in question).

(j)    All other operating costs, legal, accounting, architectural, supervisory, engineering, consulting, janitorial, security, property management (excluding any cost for security personnel) and other professional fees incurred in connection with the performance of other items that are within the scope of Building Operating Expenses.

6.4.    Definition of Project Operating Expenses.    “Project Operating Expenses” shall mean all expenses and costs of every kind and nature that Landlord shall pay or become obligated to pay because of or in connection with the ownership, maintenance, repair, replacement and operation of the Common Areas of the Project and the Cafeteria Space and the Fitness Center in the Building (collectively, the “Project Common Areas”) which are not Premises Operating Expenses or Building Operating Expenses, including but not limited to the following:

(a)    Cost of all supplies, tools, equipment and materials, whether purchased or leased, used in the operation and maintenance of the Project Common Areas.

(b)    Cost of utilities for the Project Common Areas, including but not limited to gas and electricity.

(c)    The cost of operating, managing, maintaining and repairing the utility, mechanical, sanitary and storm drainage systems of the Project Common Areas, as well as all of Landlord’s other Project Common Areas repair and maintenance obligations pursuant to the terms of this Lease.

(d)    The cost of contesting the validity or applicability of any government enactments that may affect the Project Operating Expenses;

(e)    The cost of all maintenance and service agreements for the Project Common Areas.

(f)    Cost of repairs, replacements, alteration and general maintenance (excluding repairs, replacements and general maintenance paid for with proceeds of insurance or condemnation or by third parties) of the Project Common Areas.

(g)    Costs of licenses, permits and inspection fees related to the Project Common Areas.

(h)    Amortization of the cost, together with reasonable financing charges, of furnishing and installing capital investment items which (i) are primarily for the purpose of (A) reducing Project Operating Expenses or avoiding increases in Project Operating Expenses in Landlord’s good faith estimate, or (B) promoting safety, or (C) may be required by Law. All such costs shall be amortized over the useful life of the capital investment items with the useful life and amortization schedule being determined in accordance with generally accepted accounting principles (in no event to extend beyond the remaining useful life of the item in question).

(i)    The cost of any food preparation, janitorial or management services for the Cafeteria Space, along with any costs incurred by Landlord in subsidizing the food prices offered at the Cafeteria Space.

(j)    The cost of administering or participating in any traffic management or traffic maintenance programs mandated or required for the Project.

        All other operating costs, legal, accounting, architectural, supervisory, engineering, consulting, property management and other professional fees incurred in connection with the performance of other items that are within the scope of Project Operating Expenses.

6.5.    Fitness Center Operating Expenses.    Tenant shall also pay Landlord seventeen percent (17%) of the cost of any management and janitorial services for the Fitness Center, along with any costs incurred by Landlord in subsidizing the fees charged for use of the Fitness Center. Such operating expenses shall be due and payable at the same time and in the same manner as Operating Expenses are due under this Lease.

6.6.    Operating Expenses.    “Operating Expenses” shall mean, collectively, the Premises Operating Expenses, Building Operating Expenses and Project Operating Expenses. In addition, the Operating Expenses shall include a property management fee equal to three percent (3%) of the Base Rent then payable under this Lease. Notwithstanding anything to the contrary contained in this Lease, Operating Expenses shall not include, and Tenant shall have no obligation to pay for, the following: (i) the costs of repair, replacement, or restoration work occasioned by any casualty pursuant to Section 12 below or condemnation pursuant to Section 13 below; (ii) leasing commissions, advertising expenses, promotional expenses, attorneys’ fees, disbursements, and other costs and expenses incurred in procuring prospective tenants, negotiating and executing leases, and constructing improvements required to prepare for a new tenant’s occupancy; (iii) finance and debt service fees, principal and/or interest on debt or amortization payments on any mortgages executed by Landlord covering Landlord’s property, any other indebtedness of Landlord, and rental under any ground lease or leases for the Building or the Project; (iv) any depreciation allowance or expense, amortization (except as expressly provided for in this Section 6), expense reserve and other non-cash items; (v) except for management fees, Landlord’s general overhead; (vi) any costs or expenses representing any amount paid for services and materials to a (personal or business) related person, firm, or entity to the extent such amount exceeds the amount that would have been paid for such service or materials at the then existing market rates in the absence of such relationship; (vii) costs of electrical energy furnished and metered directly to tenants of the Building or for which Landlord is entitled to be reimbursed by tenants as additional rental over and above that tenant’s Base Rent or pass-through of Operating Expenses; (viii) the cost of any work or service furnished to any tenant or occupant of the Building at such tenant’s cost; (ix) the costs and expenses incurred in resolving disputes with other tenants, other occupants, or prospective tenants or occupants of the Building or the Project, collecting rents or otherwise enforcing leases of the tenants of the Building or the Project; (x) increases in insurance costs caused by the activities of another tenant of the Building or the Project; (xi) the costs for items and services which any tenant reimburses Landlord or pays third persons, to the extent of such reimbursement or payment; (xii) costs incurred in connection with the presence of any Hazardous Materials (as defined in Section 8.6.1 below), except to the extent caused by the release or emission of the Hazardous Materials in question by Tenant; (xiii) the costs and expenses attributable to the construction of the Building or Project, including correcting defects in the construction of the Building or Project or in the Building or Common Area equipment; (xiv) the costs (excluding increased Real Property Taxes and other operating expenses related thereto) for any additions or improvements to the Building or the Project after the original construction; (xv) the costs of repairs or maintenance which are reimbursed by warranties or service contracts in existence on the Commencement Date and to the extent such maintenance and repairs are or would have been made at no cost to Landlord; (xvi) the costs and expenses incurred in leasing equipment or systems that would ordinarily constitute a capital expenditure if such equipment or systems were purchased; (xvii) the costs of repairs, alterations, and general maintenance necessitated by the sole active negligence or willful misconduct of Landlord or Landlord Parties, or repairs, alterations, and general maintenance necessitated by the negligence or willful misconduct of any other tenant (excluding Tenant) or occupant of the Building or Project or any of their respective agents, employees, contractors, invitees, or licensees; (xviii) interest or penalties due to the late payment of taxes, utility bills or other such costs not caused by Tenant’s failure to make payments due hereunder; (xix) any cost for overtime or other expenses to Landlord in curing defaults; and (xx) the costs, including fines, penalties, and legal fees, incurred due to violations by Landlord, its employees, agents, or contractors or assigns, or any other tenant (excluding Tenant) or occupant of the Building or Project of building codes, any governmental rule or requirement or the terms and conditions of any lease pertaining to the Building or any other contract.

7.    ESTIMATED EXPENSES.

7.1.    Payment.    “Estimated Expenses” for any particular year shall mean Landlord’s estimate of the Operating Expenses for a calendar year. On or about the last month of each calendar year, Landlord shall give Tenant notice of the Estimated Expenses for the ensuing calendar year. Tenant shall pay Tenant’s share of the Estimated Expenses with the installments of Base Rent in monthly installments on the first day of each calendar month during such year. If at any time Landlord determines that Operating Expenses are projected to vary from the then Estimated Expenses by more than five percent (5%), Landlord may, by notice to Tenant, revise such Estimated Expenses, and Tenant’s monthly installments for the remainder of such year shall be adjusted so that by the end of such calendar year Tenant has paid to Landlord Tenant’s share of the revised estimate for such year.

        7.2.    Adjustment.    “Operating Expenses Adjustment” (or “Adjustment”) shall mean the difference between Estimated Expenses and the actual Operating Expenses for any calendar year. After the end of each calendar year, Landlord shall deliver to Tenant a statement of the Operating Expenses for such calendar year, accompanied by a computation of the Adjustment. If Tenant’s payments are less than Tenant’s share thereof, then Tenant shall pay the difference within twenty (20) days after receipt of such statement. If Tenant’s payments exceed Tenant’s share thereof, then (provided that Tenant is not in default), Landlord shall credit such amount to the installments thereof next coming due; provided, however, that if the credit or amount due and owing to Tenant is not determined until after the expiration or earlier termination of this Lease, Landlord pay such amount to Tenant within twenty (20) days after the date of the statement.

        7.3.    Right to Inspect Books and Records.    Notwithstanding anything to the contrary contained in this Lease, within one hundred twenty (120) days after receipt by Tenant of Landlord’s statement of Operating Expenses for any prior calendar year during the Term, Tenant or its authorized representative shall have the right, at Tenant’s sole expense, to inspect the books of Landlord during the business hours of Landlord at Landlord’s office in the Building, or, at Landlord’s option, such other location as Landlord reasonably may specify, for the purpose of verifying the information contained in the statement. Tenant may not use an auditor compensated on a contingency basis for the purposes of this audit. Unless Tenant asserts specific errors within one hundred twenty (120) days after receipt of the statement, the statement shall be deemed correct as between Landlord and Tenant, except as to individual components subsequently determined to be in error by a future audit. Landlord and Tenant shall each use their good faith efforts to cooperate with each other to resolve any discrepancies between Landlord and Tenant in the accounting of Operating Expenses.

8.    USE.

8.1.    Use of Premises.    Tenant shall use the Premises solely for the Permitted Uses specified in Item 14 of the Basic Lease Provisions. Tenant shall not do anything in or about the Premises which will (i) cause structural injury to the Building; or (ii) cause damage to any part of the Building, except to the extent reasonably necessary for the installation of Tenant’s Trade Fixtures and Tenant’s Alterations (each as defined in Section 11 of this Lease), and then only in a manner which has been first approved by Landlord in writing, which approval shall not be unreasonably withheld or delayed. Tenant shall not operate any equipment within the Premises which will (w) materially damage the Building, Common Area or Project; (x) overload existing electrical systems or other mechanical equipment servicing the Building; (y) impair the efficient operation of the sprinkler system or the heating, ventilating or air conditioning (“HVAC”) equipment within or servicing the Building; or (z) damage, overload or corrode the sanitary sewer system. Tenant shall not attach, hang or suspend anything from the ceiling, roof, walls or columns of the Building or set any load on the floor in excess of the load limits for which such items are designed nor operate hard wheel forklifts within the Building. Any dust, fumes, or waste products generated by Tenant’s use of the Premises shall be contained and disposed so that they do not (1) create an unreasonable fire or health hazard; (2) damage the Premises; or (3) result in the violation of any law, ordinance, rule, ruling, statute or restriction affecting the Premises (collectively, “Laws”). Tenant shall not change the exterior of the Building or install any equipment or antennas on or make any penetrations of the exterior or roof of the Building, except as provided for in Section 8.12 hereof. Tenant shall not commit any waste in or about the Premises, and Tenant shall keep the Premises in a neat, clean, attractive and orderly condition, free of any nuisances. Tenant shall not conduct on any portion of the Premises any sale of any kind, including any public or private auction, fire sale, going-out-of-business sale, distress sale or other liquidation sale.

8.2.    Compliance with Laws.    Tenant shall be responsible for and shall at Tenant’s own cost and expense obtain any and all licenses and permits necessary for any Permitted Use. Tenant shall not use the Premises in any manner which violates any Laws or Private Restrictions which affect the Premises. Subject to the provisions of Section 11.4 below, Tenant shall abide by and promptly observe and comply with all Laws and Private Restrictions. Tenant shall not use the Premises in any manner which will cause a cancellation of any insurance policy covering Tenant’s Alternations, Trade Fixtures or any improvements installed by Landlord at its expense or which poses an unreasonable risk of damage or injury to the Premises. Tenant shall not sell, or permit to be kept, used, or sold in or about the Premises any article which may be prohibited by the standard form of fire insurance policy. Tenant shall comply with all reasonable requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain the insurance coverage carried by either Landlord or Tenant pursuant to this Lease. As used herein, the term “Private Restrictions” shall mean all recorded covenants, conditions and restrictions, private agreements, reciprocal easement agreements, and any other recorded instruments affecting the use of the Premises. Landlord represents and warrants that Landlord has provided Tenant with copies of any Private Restrictions in Landlord’s possession.

8.3.    Outside Areas.    No materials, supplies, tanks or containers, equipment, finished products or semifinished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain outside of the Building except in fully fenced and screened areas outside the Building which have been designed for such purpose and have been approved in writing by Landlord for such use by Tenant.

8.4.    Signs.    Tenant shall have the exclusive rights to install one (1) sign on the exterior of the Building. Tenant shall also have a pro-rata right (based on Tenant’s Proportionate Share of the Building) to use the monument sign for the Building. Tenant shall not place on any portion of the Building, Project or Premises or monument sign for the Building any sign, placard, lettering in or on windows, banner, displays or other advertising or communicative material which is visible from the exterior to the Building without the prior written approval of Landlord, which shall not be unreasonably withheld or delayed. Tenant may erect no more than one (1) sign on the Building, and such sign may be for the identification of Tenant only. The approved sign shall strictly conform to all Laws, Private Restrictions, and Landlord’s reasonable sign criteria, and shall be installed at the expense of Tenant. Tenant shall maintain such sign in good condition and repair. If Tenant fails to maintain Tenant’s sign, or if Tenant fails to remove such sign upon the expiration or earlier termination of this Lease and repair any damage caused by such removal, Landlord may do so at Tenant’s expense, which expense, together with interest thereon at the Interest Rate, shall be paid by Tenant to Landlord within five (5) days after receipt of demand. To the extent Tenant assigns or sublets more than sixty percent (60%) of the Building to a third party not a Permitted Transferee, Tenant shall lose its signage rights and Tenant shall remove its sign from the Building within thirty (30) days of such assignment or subletting. In any event, Tenant’s rights under this Section 8.4 are personal to Tenant and any Permitted Transferee, and may not be assigned to any party other than a Permitted Transferee; nor shall any subtenant of Tenant (other than a Permitted Transferee) have the signage rights described in this Section 8.4.

        8.5.    Waste Disposal.    Tenant shall store its waste either inside the Building or within outside trash enclosures on the Premises that are fully fenced and screened in compliance with all Private Restrictions, and designed for such purpose. All entrances to such outside trash enclosures shall be kept closed, and waste shall be stored in such manner as not to be visible from the exterior of such outside enclosures. Tenant shall cause all of its waste to be regularly removed from the Premises at Tenant’s sole cost. Tenant shall keep all fire corridors and mechanical equipment rooms in the Building free and clear of all obstructions at all times.

8.6.    Hazardous Material.

8.6.1.    Definition of Hazardous Materials.    For purposes of this Lease, the term “Hazardous Materials” shall mean the substances included within the definitions of the terms “Hazardous Substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et. seq., and the California Carpenter-Presley-Tanner Hazardous Substances Account Act, California Health & Safety Code Section 25300 et. seq., and regulations promulgated thereunder, as amended. “Hazardous Waste” shall mean (a) any waste listed as or meeting the identified characteristics of a “Hazardous Waste” under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et. seq. and regulations promulgated pursuant thereto, or (b) any waste meeting the identified characteristics of “Hazardous Waste” under California Hazardous Waste Control Law, California Health and Safety Code Section 25100 et. seq., and regulations promulgated pursuant thereto.

8.6.2.    Prohibition on Use.    Tenant shall not cause or permit any Hazardous Materials to be brought upon, stored, used, generated, released or disposed of on, under, from or about the Project, Building or Premises (including without limitation the soil and groundwater thereunder) without the prior written consent of Landlord. Landlord may, in its sole but reasonable discretion, place such conditions as Landlord reasonably deems appropriate with respect to any such Hazardous Materials, and may further require that Tenant demonstrate that any such Hazardous Materials are necessary or useful to Tenant’s business and will be generated, stored, used and disposed of in a manner that complies with all applicable Laws and Private Restrictions and with good business practices. Tenant understands that Landlord may utilize an environmental consultant to assist in determining conditions of approval in connection with the presence, storage, generation or use of Hazardous Materials by Tenant on or about the Premises, and Tenant agrees that any costs incurred by Landlord in connection therewith shall be reimbursed by Tenant to Landlord as Additional Rent hereunder upon demand. Notwithstanding anything to the contrary contained in this Lease, Landlord hereby consents to Tenant’s use in the Premises of customary and ordinary office and cleaning products in amounts reasonably necessary for the Permitted Uses of the Premises, so long as Tenant’s use thereof is in compliance with all applicable Laws and Private Restrictions.

8.6.3.    Landlord’s Investigation Rights.    Landlord and Landlord’s Parties shall have the right, but not the obligation, to inspect, sample and/or monitor the Building and/or the soil or groundwater of the Premises thereunder at any time to determine whether Tenant is complying with the terms of this Section 8.6, and in connection therewith Tenant shall provide Landlord with full access to all relevant facilities, records and personnel. Tenant shall have the right to have an employee accompany Landlord and any Landlord’s Parties entering the Premises for this purpose. Tenant shall not be responsible for the cost of any inspection, sampling or monitoring unless the same evidences that Tenant is not in compliance with the provisions of this Section 8.6. If Tenant is not in compliance with any of the provisions of this Section 8.6, or in the event of a release of any Hazardous Material on, under or about the Premises by Tenant or Tenant’s Parties, Landlord and Landlord’s Parties shall have the right, but not the obligation, without limitation upon any of Landlord’s other rights and remedies under this Lease, to enter the Premises at reasonable times and upon reasonable prior notice (except in the case of emergency, when no notice shall be required) to discharge Tenant’s obligations under this Section 8.6 at Tenant’s expense, including without limitation the taking of emergency or long-term remedial action. Landlord and Landlord’s Parties shall use good faith efforts to minimize interference with Tenant’s business in connection therewith, but shall not be liable for any such interference except to the extent caused by their gross negligence or willful misconduct. In addition, Landlord, at Tenant’s expense, shall have the right, but not the obligation, to join and participate in any legal proceedings or actions initiated in connection with any claims arising out of the storage, generation, use or disposal by Tenant or Tenant’s Parties of Hazardous Materials on, under, from or about the Project, Building or Premises.

                8.6.4.    Tenant’s Remediation Obligations.    If the presence of any Hazardous Materials on, under, from or about the Premises caused or permitted by Tenant or Tenant’s Parties results in (i) injury to any person; (ii) injury to or any contamination of the Premises; or (iii) injury to or contamination of any real or personal property wherever situated, Tenant, at Tenant’s expense, shall promptly take all actions necessary to return the Premises to the condition existing prior to the introduction of such Hazardous Materials and to remedy or repair any such injury or contamination, including without limitation, any cleanup, remediation, removal, disposal, neutralization or other treatment of any such Hazardous Materials. Notwithstanding the foregoing, Tenant shall not, without Landlord’s prior written consent, take any remedial action in response to the presence of any Hazardous Materials on, under or about the Premises or enter into any similar agreement, consent, decree or other compromise with any governmental agency with respect to any Hazardous Materials claims; provided however, Landlord’s prior written consent shall not be necessary in the event that the presence of Hazardous Materials on, under or about the Premises (a) imposes an immediate threat to the health, safety or welfare of any individual or (b) is of such a nature that an immediate remedial response is necessary and it is not possible to obtain Landlord’s consent before taking such action. If Landlord at any time discovers that Tenant or Tenant’s Parties have caused or permitted the release of Hazardous Materials on, under, from or about the Premises which were not consented to by Landlord or which is in violation of applicable Laws, Tenant shall, at Landlord’s request, immediately prepare and submit to Landlord a comprehensive plan, subject to Landlord’s approval, specifying the actions to be taken by Tenant to return the Premises to the condition existing prior to the introduction of Hazardous Materials. Upon Landlord’s approval of such cleanup plan, Tenant shall, at is expense, and without limitation of any rights and remedies of Landlord under this Lease or at law or in equity, immediately implement such plan and proceed to cleanup such Hazardous Materials in accordance with all applicable Laws and as required by such plan and this Lease. Notwithstanding the foregoing or anything to the contrary contained in this Lease, under no circumstance shall Tenant be liable for any losses, costs, claims, liabilities or damages (including attorneys’ and consultants’ fees) of any type or nature, directly or indirectly arising out of or in connection with any Hazardous Materials present at any time on or about the Premises, the Building or the Project, or the violation of any applicable Laws, except to the extent that any of the foregoing actually results from the release or disposal of Hazardous Materials by Tenant or Tenant’s Parties.

8.6.5.    Tenant’s Indemnification.    Tenant shall indemnify, hold harmless, protect and defend (with attorneys reasonably acceptable to Landlord) Landlord and any successors to all or any portion of Landlord’s interest in the Premises from and against any and all liabilities, losses, damages, diminution in value, judgments, fines, demands, claims, recoveries, deficiencies, costs and expenses (including without limitation reasonable attorneys’ fees, court costs and other professional expenses), whether foreseeable or unforeseeable, arising directly or indirectly out of the presence, use, generation, storage, treatment, on- or off-site disposal or transportation of Hazardous Materials on, into, from, under or about the Premises and/or the Building or Project by Tenant or Tenant’s Parties, specifically including without limitation the cost of any required or necessary repair, restoration, cleanup or detoxification of the Premises, and the preparation of any closure or other required plans, whether or not such action is required or necessary during the Term or after the expiration of this Lease.

8.6.6    Landlord’s Indemnification.    Landlord shall indemnify, hold harmless, protect and defend (with attorneys reasonably acceptable to Tenant) Tenant and any successors to all or any portion of Tenant’s interest in the Premises from and against any and all liabilities, losses, damages, diminution in value, judgments, fines, demands, claims, recoveries, deficiencies, costs and expenses (including without limitation reasonable attorneys’ fees, court costs and other professional expenses), whether foreseeable or unforeseeable, arising directly or indirectly out of the presence, use, generation, storage, treatment, on- or off-site disposal or transportation of Hazardous Materials on, into, from, under or about the Premises and/or the Building by Landlord or Landlord’s Parties, specifically including without limitation the cost of any required or necessary repair, restoration, cleanup or detoxification of the Premises, and the preparation of any closure or other required plans, whether or not such action is required or necessary during the Term or after the expiration of this Lease.

8.6.7.    Survival.    The provisions of this Section 8.6 shall expressly survive the expiration or sooner termination of this Lease.

8.7.    Use of Common Areas.    Landlord shall at all times during the Term have exclusive control of the Common Areas, and restrain any use or occupancy, except as authorized by Landlord’s rules and regulations. Tenant shall keep the Common Areas clear of any obstruction or unauthorized use related to Tenant’s operations. Nothing in this Lease shall be deemed to impose liability upon Landlord for any damage to or loss to the property of or for any injury to, Tenant or Tenant’s Parties. Landlord may temporarily close any portion of the Common Areas for repairs, remodeling and/or alterations, to prevent a public dedication or the accrual of prescriptive rights, or for any other reason deemed sufficient by Landlord, so long as Landlord’s exercise of such rights does not unreasonably interfere with Tenant’s use of or access to the Premises or with Tenant’s parking rights. Tenant acknowledges and agrees that one of the emergency exits for the Building and Common Areas is located in the Premises, and that occupants of the Building shall have the right to use such exit in the event of an emergency.

8.8.    Parking.    At no cost to Tenant, Tenant is allocated and shall have: (i) the exclusive right to use the number of Exclusive Parking Spaces designated in Item 13 of the Basic Lease Provisions for Tenant’s use and the use of Tenant’s Parties, the location of which is identified on Schedule 3 attached hereto, and (ii) the non-exclusive right to use, along with others, the remaining parking spaces serving the Building on a first come-first served basis. Tenant shall not at any time park its vehicles or the vehicles of others in any portion of the Premises not designated by Landlord as a non-exclusive parking area. Neither Tenant nor Tenant’s Parties shall have the exclusive right to use any specific non-exclusive parking space. All trucks and delivery vehicles shall be (i) loaded and unloaded in a manner which does not unreasonably interfere with the businesses of other occupants of neighboring buildings; and (ii) permitted to remain on the Premises only so long as is reasonably necessary to complete loading and unloading. In the event Landlord elects or is required by any Law to limit, control or report on parking in the Premises, whether by validation of parking tickets or any other method of assessment, Tenant agrees to cooperate with Landlord, communicate the existence of such program to Tenant’s Parties and participate in such validation or assessment program under such reasonable rules and regulations as are from time to time established by Landlord. Nothing contained in this Lease shall be deemed to create liability upon Landlord for any damage to motor vehicles of visitors or employees, for any loss of property from within those motor vehicles, or for any injury to Tenant or Tenant’s Parties, unless ultimately determined to be caused by the sole act of negligence or willful misconduct of Landlord, or Landlord’s Parties. Landlord shall have the right to establish, and from time to time amend, and to enforce against all users all reasonable rules and regulations (including the designation of areas for employee parking) that Landlord reasonably may deem necessary and advisable for the proper and efficient operation of maintenance of parking within the Common Areas. Landlord shall have the right to construct, maintain and operate lighting facilities within the parking areas; change the area, level, location and arrangement of the parking areas and improvements therein; restrict parking by tenants, their officers, agents and employees to employee parking areas; and do and perform such other acts in and to the parking areas and improvements thereon as, in the use of good business judgement, Landlord reasonably shall determine to be advisable. Tenant shall have no right to install any fixtures, equipment or personal property in parking areas.

8.9.    Changes and Additions by Landlord.    Landlord reserves the right to make alterations or additions to the Common Areas. No change shall entitle Tenant to any abatement of Rent or other claim against Landlord, provided that the change does not deprive Tenant of reasonable access to or use of the Premises or its parking rights.

        8.10.    Building Name and Address.    Tenant shall not utilize any name selected by Landlord from time to time for the Building as any part of Tenant’s corporate or trade name.

8.11.    Rules and Regulations.    Tenant agrees to observe faithfully and comply strictly with the Rules and Regulations attached hereto as Exhibit C, and any reasonable and nondiscriminatory amendments, modifications and/or additions as may be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order or cleanliness of the Premises, Building, Project or Common Areas. Landlord shall not be liable to Tenant for any violation of the Rules and Regulations or the breach of any covenant or condition in any lease by any other tenant. One or more waivers by Landlord of any breach of the Rules and Regulations by Tenant or by any other tenant(s) shall not be a waiver of any subsequent breach of that rule or any other. Tenant’s failure to keep and observe the Rules and Regulations shall constitute a default under this Lease. In the case of any conflict between the Rules and Regulations and this Lease, this Lease shall be controlling. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to comply with any rule or regulation unless the same applies impartially to all occupants of the Building or the Project, as applicable, and does not unreasonably interfere with Tenant’s use of or access to the Premises or Tenant’s parking rights.

8.12.    Antenna.    (a)    Landlord agrees that Tenant may, without additional charge or cost to Tenant, utilize sufficient and suitable space on the roof of the Building (“Antenna Site”) throughout the Term for the purpose of installing, using and maintaining on the Antenna Site at Tenant’s sole cost and expense, the satellite dish and related equipment (collectively, “Equipment”) more particularly described in Schedule 4 attached hereto. The rights granted by this Lease are limited to allowing Tenant to install, maintain, repair and operate on the Antenna Site only the Equipment which Tenant owns for purposes of providing (i) communication services used in the operation of Tenant’s internal business activities where Tenant holds a Federal Communications Commission (“FCC”) license for said use, (ii) common carriage where Tenant holds a FCC license as a Radio Common Carrier, (iii) communication services for others where Tenant holds a FCC license as the system operator, or (iv) transceivers for use by others where others hold a FCC license for the operation of said transceivers.

(b)    Tenant shall not use, or permit the Antenna Site to be used, for any purpose other than that stated in Section 8.12 (a) above, or for any purpose (i) which is unlawful, disreputable or deemed to be extra–hazardous on account of fire; (ii) which generates chemicals or Hazardous Substances; (iii) which would cause structural loads to be exceeded; or (iv) will cause any of the rates for any insurance carried by Landlord or any other occupant of the Building to be increased or in such a manager as will affect or cause a cancellation of any such insurance policy; provided, however, that if Tenant pays the increased cost of any insurance, Tenant shall not be in default hereunder. In all events, Tenant shall not engage in any activity which is not in keeping with the first–class standards of the Building. Additionally, Tenant shall comply with, and shall cause its employees, agents and contractors to comply with, all applicable Laws.

(c)    If, in the reasonable judgment of Landlord, any electrical, electromagnetic, radio frequency or other interference shall result from the operation of any of the Equipment, Tenant agrees to shut down Tenant’s equipment upon thirty (30) days’ prior notice to Tenant; provided, however if an emergency situation exists, as determined by Landlord in its reasonable discretion, Landlord may shut down Tenant’s equipment immediately and shall give Tenant notice thereof as soon as possible thereafter. Tenant shall indemnify, defend, protect and hold harmless Landlord from all expenses, costs, damages, loss, claims or other liabilities arising out of said shutdown, unless the necessity for such shutdown is caused by the negligence or willful misconduct of Landlord. Tenant agrees to cease operations (except for intermittent testing on a schedule reasonably approved by Landlord) until the interference has been corrected to the reasonable satisfaction of Landlord. If such interference has not been corrected within sixty (60) days, Landlord, at its sole option, may require that Tenant promptly remove from the Antenna Site the specific item of the Equipment causing such interference.

(d)    At Tenant’s own cost and expense, and by use of a contractor or contractors reasonably approved in writing by Landlord, Tenant shall repair or replace in accordance with legal requirements any damage or injury done to the Building, or any portion thereof, caused by Tenant or Tenant’s agents, employees or contractors, which repairs or replacements must be made to the same or as good a condition as existed prior to such injury or damage (reasonable wear and tear excepted); provided, however, Landlord, at its option, may make such repairs or replacements, and Tenant shall repay Landlord the actual cost thereof, within thirty (30) days after receipt of an invoice therefor.

(e)    Not later than the expiration or earlier termination of the Lease, Tenant shall be obligated to remove the Equipment (except any transmission lines installed by or on behalf of Tenant which becomes the property of Landlord automatically upon the expiration or termination of this Lease) from the Antenna Site and to restore the Antenna Site to the condition that existed immediately prior to the installation of the Equipment, normal wear and tear excepted. Upon the expiration or earlier termination of this Lease, Landlord shall have the right to re–enter and resume possession of the Antenna Site and the remaining Equipment. If Tenant fails to so remove the Equipment upon the expiration or earlier termination of the Lease, Landlord may have the same removed and any resulting damage repaired at Tenant’s cost and expense and in such event the Equipment will become the property of Landlord automatically and may be disposed of by Landlord in its sole discretion, without any right of reimbursement therefor to Tenant.

9.    LANDLORD’S MAINTENANCE AND REPAIR.

        9.1.    Landlord’s Maintenance.    Landlord shall maintain and repair (i) the roof, foundation and the structural soundness of the exterior walls of the Building in good condition, reasonable wear and tear excepted; (ii) all plumbing and sewage facilities (including all sinks, toilets, faucets and drains), and all ducts, pipes, vents or other parts of the HVAC or plumbing system serving the Premises, Building and Common Areas; (iii) all electrical facilities and all equipment (including all lighting fixtures, lamps, bulbs, tubes, fans, vents, exhaust equipment and systems) serving the Premises, Building and the Common Areas; (iv) the Common Areas of the Building and the Project, including but not limited to, mowing grass and all general landscaping, maintenance of parking areas, driveways and alleys, parking lot sweeping, exterior lighting, pest control and window washing; (v) to the extent not otherwise described in this Section 9.1, the Landlord’s Work to be constructed pursuant to Exhibit B; (vi) all racking, cabling, utility facilities and electrical distribution equipment serving the server room, laboratories and IDF room in the Premises; and (vii) any damages to the Premises, Building or Common Areas caused solely by the negligence of willful misconduct of Landlord or Landlord’s Parties. The term “walls” as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries, unless otherwise specified by Landlord in writing. Further, Landlord shall maintain, repair and repaint the exterior walls, overhead doors, canopies, entries, handrails, gutters and other exposed parts of the Building as necessary to maintain safety and aesthetic standards. The cost of the performance of Landlord’s obligations pursuant to this Section 9.1 shall be a Premises Operating Expense, a Building Operating Expense or a Project Operating Expense, as applicable. All repairs and replacements required of Landlord shall be promptly made with new materials of like kind and quality and shall be performed in accordance with all applicable Laws and Private Restrictions.

9.2.    Procedure and Liability.    Tenant promptly shall give Landlord written notice of defect or need for repair of the items described above, after which Landlord shall have reasonable opportunity to repair same or cure such defect with contractors of Landlord’s choice. Landlord’s liability with respect to any defects, repairs or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance or the curing of such defect, and shall be further limited by the terms of Sections 14 and 19 of this Lease. If Tenant or Tenant’s Parties cause any damage necessitating such repair, then Tenant shall pay the cost thereof to Landlord, within five (5) days after receipt of Landlord’s demand therefor.

9.3.    Waiver.    Tenant hereby waives the benefit of California Civil Code Section 1941 and 1942, and any other statute providing a right to make repairs and deduct the cost thereof from the Rent.

9.4.    Landlord’s Right to Perform Tenant’s Covenants.    Tenant agrees that, if Tenant shall at any time fail to pay within the grace period herein provided any mechanic’s lien, taxes or other fees and charges the non-payment of which may place in jeopardy Landlord’s interest in the Premises or any portion thereof, or if Tenant shall at any time fail to perform any other act to be made or performed by it under this Lease within the grace period provided therefor, Landlord may, but shall not be obligated to, upon three (3) days’ prior notice to Tenant, make such payment or perform such other act to the extent Landlord may reasonably deem such action necessary for the protection of the Premises, and without waiving or releasing Tenant from any obligation under this Lease. All sums so paid by Landlord and all reasonable expenses paid in connection therewith, including without limitation reasonable attorneys’ fees, together with interest thereon at the Interest Rate from the date of such payment until repaid by Tenant, shall be paid by Tenant to Landlord on demand.

10.    TENANT’S MAINTENANCE AND REPAIR.

10.1.    Tenant’s Obligation to Maintain.    Tenant shall be responsible for the following during the Term, at Tenant’s expense:

10.1.1.    General.    Except to the extent the obligations are obligations of Landlord pursuant to Section 9.1 above, Tenant shall, at Tenant’s sole expense and in accordance with the terms of this Lease keep the Premises (including all Alterations, fixtures, and furnishings) in good order, repair, and condition at all times during the Lease Term. Tenant shall replace any damaged or broken glass in the Premises (including all interior and exterior doors and windows) with glass of the same kind, size and quality. Tenant shall repair any damage to the Premises (including all exterior doors and windows) caused by vandalism or any unauthorized entry.

10.1.2.    Standards.    All repairs and replacements required of Tenant shall be promptly made with new materials of like kind and quality and shall be performed in accordance with all applicable Laws, Private Restrictions, and the terms of Section 11 of this Lease.

11.    ALTERATIONS.

11.1.    Trade Fixtures.    During the Term of this Lease, Tenant may install Tenant’s Trade Fixtures on the Premises without the prior consent of Landlord. All Trade Fixtures shall remain Tenant’s property. The term “Trade Fixtures” shall mean (i) Tenant’s inventory, furniture, signs, and business equipment, which can be removed without injury to the Premises (e.g., demountable partitions, business and production equipment and systems, furniture and furnishings) unless such thing has, by the manner in which it is affixed, become an integral part of the Premises; and (ii) anything affixed to the Premises by Tenant at its expense for purposes of trade, manufacture, ornament or domestic use (except replacement of similar work or material originally installed by Landlord) which can be removed without material injury to the Premises unless such thing has, by the manner in which it is affixed, become an integral part of the Premises. Notwithstanding the foregoing, the term “Trade Fixtures” shall not include the initial Tenant Improvements paid for with the funds of Landlord nor any improvements thereafter made to the Premises by Landlord at any time with Landlord’s funds.

        11.2.    Consent Requirement for Alterations.    Tenant shall make no alterations, additions or improvements (collectively, “Alterations”) to the Premises (including, without limitation, roof and wall penetrations) or any part thereof without obtaining the prior written consent of Landlord in each instance, except that Landlord’s consent shall not be required for Alterations which: (i) do not affect the Building Systems, structural elements of the Building or floor slab or roof, (ii) do not require a permit, (iii) cost less than Fifty Thousand Dollars ($50,000) each (or Two Hundred Thousand Dollars ($200,000) in the aggregate during the Term of the Lease, (iv) are not visible from the exterior of the Premises and have a detrimental effect on the appearance of the Building and (v) which are otherwise performed in accordance with the terms of this Lease. Such consent shall not be unreasonably withheld or delayed. Landlord may impose as a condition to such consent such requirements as Landlord may deem necessary, in its sole but reasonable discretion, including, without limitation: (a) that Landlord be furnished with working drawings before work commences; (b) that performance and labor and material payment bonds be furnished if the Alteration will cost more than One Hundred Fifty Thousand Dollars ($150,000) to install; (c) that Landlord approve the contractor by whom the work is to be performed, which approval shall not be unreasonably withheld or delayed; (d) that adequate course of construction insurance be in place and the Landlord is named as an additional insured under the contractor’s liability and property damage policies; and (e) that Landlord’s reasonable instructions relating to the manner in which the work is to be done and the times during which it is to be accomplished be complied with. All such alterations, additions or improvements must be done in compliance with all applicable Laws and Private Restrictions, in a good and workmanlike manner and diligently prosecuted to completion. Tenant shall deliver to Landlord upon commencement of such work, a copy of the building permit with respect thereto. All such work shall be performed so as not to obstruct unreasonably the access of any other tenant of any neighboring building. Should Tenant make any Alterations requiring Landlord’s written consent without such consent, Landlord shall have the right, in addition to and without limitation of any right or remedy Landlord may have under this Lease, at law or in equity, to require the Tenant to remove all or some of the Alterations at Tenant’s sole cost and restore the Premises to the same condition as existed prior to undertaking the Alterations. Tenant shall notify Landlord in writing at least five (5) days prior to the commencement of any such work in or about the Premises and Landlord shall have the right at any time and from time to time to post and maintain notices of nonresponsibility in or about the Premises.

11.3.    Possession.    All Tenant’s Alterations shall remain the property of Tenant during the Term but shall not be altered or removed from the Premises. At the expiration or sooner termination of the Term, all Tenant’s Alterations shall be surrendered to Landlord and shall then become Landlord’s property, and Landlord shall have no obligation to reimburse Tenant for all or any portion of the value or cost thereof; provided, however, that if Landlord requires Tenant to remove any Tenant’s Alterations at the expiration or earlier termination of the Term (which requirement shall be made at the time consent for such Alteration is given, to the extent requested of Landlord in writing by Tenant at such time), Tenant shall so remove such Tenant’s Alterations, and Tenant shall restore the Premises to the condition which existed prior to the installation of such Tenant’s Alterations upon the expiration or earlier termination of this Lease, provided that in no event shall Tenant be required to remove the Landlord’s Work.

11.4.    Alterations Required by Law.    Tenant shall make any Alteration or change of any sort to the Premises that is required by any Law because of (i) Tenant’s particular use or change of use of the Premises, (ii) Tenant’s application for any permit or governmental approval, or (iii) Tenant’s construction or installation of any Tenant’s Alterations or Trade Fixtures. Any other alteration, addition, or change required by Law which is not the responsibility of Tenant pursuant to the foregoing shall be made by Landlord (subject to Landlord’s right to reimbursement from Tenant specified in Section 6).

11.5.    Mechanic’s Liens.    Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed by Tenant on the Premises. Tenant shall keep the Premises free from any liens and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant or Tenant’s Parties relating to the Premises. If any claim of lien is recorded with respect to work performed by or on behalf of Tenant or Tenant’s Parties, Tenant shall bond against or discharge the same within ten (10) days after Tenant has received notice that the same has been recorded against the Premises or Landlord shall have the right, at Landlord’s option, if Tenant has not bonded against or removed the lien within the ten (10)- day period, of paying and discharging the same or any portion thereof without inquiry as to the validity thereof, and any amounts so paid, including expenses, together with interest thereon at the Interest Rate, shall be Additional Rent due and payable within five (5) days after receipt of the bill therefor. Should any lien be filed against the Premises or any action be commenced affecting title to the Premises, the party receiving notice of such lien or action shall promptly give the other party written notice thereof. Tenant shall indemnify, defend (by counsel reasonably satisfactory to Landlord), protect and hold Landlord harmless from any and all loss, cost or expense based on or arising out of claims or liens against the leasehold estate or against the right, title and interest of Landlord in the Premises or this Lease arising from the act or agreement of Tenant. Tenant agrees to give Landlord prompt written notice of the placing of any lien or encumbrance against the Premises.

12.    FIRE AND CASUALTY DAMAGE.

12.1.    Notice of Destruction.    If the Building should be damaged or destroyed by fire, earthquake or other casualty, Tenant shall give prompt written notice thereof to Landlord.

12.2.    Loss Covered by Insurance.    If at any time prior to the expiration or termination of this Lease, the Building is wholly or partially damaged or destroyed by a risk, the loss to Landlord from which is fully covered by insurance maintained or required to be maintained by Landlord or for Landlord’s benefit, which risk renders the Building totally or partially inaccessible or unusable by Tenant in the ordinary conduct of Tenant’s business, then:

(a)    If (i) all repairs to the Building can, in Landlord’s reasonable judgment, be completed within two hundred seventy (270) days following the date of notice to Landlord of such damage or destruction without the payment of overtime or other premiums; (ii) if such damage or destruction is not the result of negligence or willful misconduct of Tenant or Tenant’s Parties; and (iii) Landlord is not prevented by applicable Laws from rebuilding the Building to its preexisting condition, Landlord shall, at Landlord’s expense, repair the same and this Lease shall remain in full force and effect and a proportionate reduction of Rent shall be allowed Tenant for such portion of the Building as shall be rendered inaccessible or unusable to Tenant during the period of time that such portion is unusable or inaccessible.

                        (b)    If such damage or destruction cannot, in Landlord’s reasonable judgment, be repaired within two hundred seventy (270) days following the date of notice to Landlord of such damage or destruction without the payment of overtime or other premiums, Landlord may, at Landlord’s sole and absolute option, upon written notice to Tenant given within forty-five (45) days after notice to Landlord of the occurrence of such damage or destruction, elect to repair such damage or destruction at Landlord’s expense, and in such event, this Lease shall continue in full force and effect but the Rent shall be proportionately reduced as provided in Section 12.2(a). If Landlord does not elect to make such repairs, then either party may by written notice to the other, terminate this Lease as of the date of the occurrence of such damage or destruction. If Landlord elects to repair the damage to the Building, Tenant shall pay to Landlord the amount of the deductible under Landlord’s insurance policy, subject to the provisions of Section 6.3 (f).

(c)    INTENTIONALLY OMITTED.

12.3.    Loss Not Covered by Insurance.    If, at any time prior to the expiration or termination of this Lease, the Building is totally or partially damaged or destroyed from a risk, the loss to Landlord from which is not fully covered by insurance maintained or required to be maintained by Landlord or for Landlord’s benefit, Landlord may, at its option, upon written notice to Tenant within forty-five (45) days after notice to Landlord of the occurrence of such damage or destruction, elect to repair or restore such damage or destruction, or Landlord may elect to terminate this Lease. If Landlord elects to repair or restore such damage or destruction, this Lease shall continue in full force and effect, but the Rent shall be proportionately reduced as provided in Section 12.2(a).

12.4.    Loss Caused by Tenant or Tenant’s Parties.    If the Building is wholly or partially damaged or destroyed as a result of the negligence or willful misconduct or omission of Tenant or Tenant’s Parties, Tenant shall forthwith diligently undertake to repair or restore all such damage or destruction at Tenant’s sole cost and expense; provided, however, that Tenant shall be relieved of its repair and payment obligations pursuant to this Section 12.4 to the extent that insurance proceeds are actually collected by Landlord to repair such damage. This Lease shall continue in full force and effect without any abatement or reduction in Rent or other payments owed by Tenant.

12.5.    Destruction Near End of Term.    Notwithstanding the foregoing, if the Building is wholly or partially damaged or destroyed within the final six (6) months of the Term, Landlord or Tenant may, at its option, elect to terminate this Lease; provided, however, that Landlord may not terminate this Lease pursuant to this subparagraph if Tenant at the time of such damage has a then valid express written option to extend the Term and Tenant exercises such option to extend the Term within fifteen (15) days following the date of such damage.

12.6.    Destruction of Improvements and Personal Property.    In the event of any damage to or destruction of the Building, under no circumstances shall Landlord be required to repair, replace or compensate anyone for the personal property, Trade Fixtures, Alterations, machinery, equipment or furniture of Tenant or any of Tenant’s Parties, and Tenant shall repair and replace all such personal property, Alterations and Trade Fixtures at Tenant’s sole cost and expense.

12.7.    Exclusive Remedy.    This Section 12 shall be Tenant’s sole and exclusive remedy in the event of damage or destruction to the Premises or the Premises, and Tenant waives and releases Tenant’s rights under California Civil Code Sections 1932 and 1933(4). No damages, compensation or claim shall be payable by Landlord for any inconvenience, any interruption or cessation of Tenant’s business, or any annoyance, arising from any damage or destruction of all or any portion of the Premises.

12.8.    Lender Discretion.    Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds from insurance held by Landlord be applied to such indebtedness, then Landlord shall have the right to deliver written notice to Tenant terminating this Lease.

12.9.    Tenant’s Termination Rights.    Notwithstanding anything to the contrary contained in this Lease, if Landlord elects to repair the Premises and/or the Building pursuant to Sections 12.2 or 12.3, and the repairs are not completed within two hundred seventy (270) days after commencement of the repairs (which time period shall be extended for Tenant Delays and up to ninety (90) days of Force Majeure Delays), Tenant shall have the right to terminate this Lease upon thirty (30) days’ written notice to Landlord. If Landlord fails to complete the repairs within the thirty (30)- day period, this Lease shall terminate and be of no further force or effect.

13.    CONDEMNATION.

13.1.    Landlord’s Termination Right.    Landlord shall have the right to terminate this Lease if, as a result of a taking by means of the exercise of the power of eminent domain (including a voluntary sale or transfer by Landlord to a condemnor under threat of condemnation), (i) all of the Premises is so taken, (ii) more than ten percent (10%) of the leasable area of the Building is so taken, or (iii) more than fifty percent (50%) of the Common Area is so taken. Such termination shall be effective as of the date the condemning authority takes title or possession of the condemned area, whichever occurs first.

13.2.    Tenant’s Termination Right.    Tenant shall have the right to terminate this Lease if, as a result of any taking by means of the exercise of the power of eminent domain (including any voluntary sale or transfer by Landlord to any condemnor under threat of condemnation), (i) ten percent (10%) or more of the Premises is so taken and, in Tenant’s reasonable judgment, that part of the Premises that remains cannot be restored within a reasonable period of time and thereby made reasonably suitable for the continued operation of the Tenant’s business, or (ii) there is a taking affecting the Common Area and, as a result of such taking, Landlord cannot provide Tenant the Parking Spaces within reasonable walking distance of the Premises. Tenant must exercise such right within a reasonable period of time, to be effective on the date that possession or title of that portion of the Premises or Common Area that is condemned is taken by the condemnor, whichever occurs first.

13.3.    Restoration and Abatement of Rent.    If any part of the Premises or the Common Area is taken by condemnation and this Lease is not terminated, then, only to the extent proceeds from the Award (as defined in Section 13.5) exist, Landlord shall restore the remaining portion of the Premises and Common Area and interior improvements constructed by Landlord as they existed as of the Commencement Date, excluding any Tenant’s

Alterations, Trade Fixtures and/or personal property constructed or installed by Tenant. Thereafter, except in the case of a temporary taking, as of the date possession or title is taken (whichever occurs first), the Rent shall be reduced in the same proportion that the floor area of that part of the Building so taken (less any addition thereto by reason of any reconstruction) bears to the original floor area of the Building.

13.4.    Temporary Taking.    If less than ten percent (10%) of the Premises is temporarily taken for one year or less, this Lease shall remain in effect. If any portion of the Premises is temporarily taken by condemnation for a period which exceeds one (1) year or which extends beyond the natural expiration of the Term, and such taking materially and adversely affects Tenant’s ability to use the Premises for the Permitted Uses, then Tenant shall have the right to terminate this Lease, effective on the date possession or title is taken by the condemnor, whichever occurs first.

13.5.    Division of Condemnation Award.    Any award (“Award”) made as a result of any condemnation or of the taking of the Premises or the Common Area shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such Award; provided, however, that Tenant shall be entitled to receive any Award that is made directly to Tenant for the following, so long as the award made to Landlord is not thereby reduced: (i) for the taking of personal property, Alterations or Trade Fixtures belonging to Tenant, (ii) for the interruption of Tenant’s business, its moving and relocation costs, (iii) for loss of Tenant’s goodwill; or (iv) for any temporary taking where this Lease is not terminated as a result of such taking. The rights of Landlord and Tenant regarding any condemnation shall be determined as provided in this Section 13.5, and each party hereby waives the provisions of California Code of Civil Procedure Section 1265.130 and the provisions of any similar law hereinafter enacted allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises.

14.    LIABILITY OF LANDLORD; INDEMNITY BY TENANT.

14.1.    Limitation on Landlord’s Liability.    Landlord shall not be liable to Tenant, nor shall Tenant be entitled to terminate this Lease or to any abatement of Rent, for any injury to Tenant or Tenant’s Parties, damage to the property of Tenant or Tenant’s Parties, or loss to Tenant’s business resulting from any cause, including without limitation any: (i) failure, interruption or installation of any HVAC or other utility system or service; (ii) failure to furnish or delay in furnishing any utilities or services when such failure or delay is caused by fire or other peril, the elements, labor disturbances of any character, or any other accidents or other conditions beyond the reasonable control of Landlord; (iii) limitation, curtailment, rationing or restriction on the use of water or electricity, gas or any other form of energy or any services or utility serving the Premises; (iv) vandalism or forcible entry by unauthorized persons or the criminal act of any person; or (v) penetration of water into or onto any portion of the Building through roof leaks or otherwise. Notwithstanding the foregoing but subject to Sections 14.2 and 15.4, Landlord shall be liable to the extent any such injury, damage or loss is proximately caused by Landlord’s or Landlord’s Parties’ willful misconduct or sole active negligence of which Landlord has actual notice and a reasonable opportunity to cure but which it fails to so cure.

14.2.    Limitation on Recourse.    If Landlord is a corporation, trust, partnership, joint venture, unincorporated association or other form of business entity: (i) the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives of such business entity; and (ii) Tenant shall not have recourse to the assets of such officers, directors, trustees, partners, joint venturers, members, owners, stockholders, principals or representatives except to the extent of their interest in the Premises. If Tenant is a corporation, trust, or unincorporated association: (i) the obligations of Tenant shall not constitute personal obligations of the officers, directors, trustees, members, owners, stockholders or other principals or representatives of such business entity; and Landlord shall not have recourse to the assets of such officers, directors, trustees, members, owners, stockholders, principals or representatives. Notwithstanding anything to the contrary in this Lease, Tenant shall have recourse only to the interest of Landlord in the Premises, and the rental, sales and insurance proceeds therefrom, for the satisfaction of each and every remedy of Tenant in the event of default by Landlord hereunder; such exculpation of personal liability is absolute and without exception whatever. No other property or assets of Landlord shall be subject to levy, attachment, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of, or in connection with, this Lease or the relationship of landlord and Tenant or Tenant’s use of the Premises.

        14.3.    Indemnification of Landlord.    Tenant shall hold harmless, indemnify, protect and defend Landlord, and its employees, agents, contractors, directors, partners, shareholders, officers, advisors, consultants and lenders with legal counsel reasonably satisfactory to Landlord from all liability, penalties, losses, damages, costs, expenses (including reasonable attorneys’ fees and court costs), causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage resulting from (i) any cause or causes whatsoever (other than the willful misconduct or negligence of Landlord or Landlord’s Parties of which Landlord has had notice and a reasonable time to cure, but which Landlord has failed to cure) occurring in or about or resulting from an occurrence in or about the Premises during the Lease Term; (ii) the negligence or willful misconduct of Tenant or Tenant’s Parties, wherever the same may occur; or (iii) an Event of Tenant’s Default. The provisions of this Section 14.3 shall survive the expiration or sooner termination of this Lease. Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be released from, and shall indemnify, defend, protect and hold harmless Tenant from, all damages, liabilities, judgments, actions, claims, attorneys’ fees, consultants’ fees, payments, costs and expenses arising from the gross negligence or willful misconduct of Landlord or Landlord’s Parties, Landlord’s violation of Laws or a breach of Landlord’s obligations or representations under this Lease.

14.4.    Notice of Claim or Suit.    Tenant shall promptly notify Landlord of any claim, action, proceeding or suit instituted or threatened against Tenant of which Tenant received notice or of which Tenant acquires knowledge and which names Landlord as a party thereto.

14.5.    Waiver of Jury Trial.    Landlord and Tenant each acknowledges that it is aware of and has had the advice of counsel of its choice with respect to its rights to trial by jury, and each party does hereby expressly and knowingly waive and release all such rights to trial by jury in any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents, or subsidiary or affiliated entities) on any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use of occupancy of the Premises, and/or any claim of injury or damage.

15.    INSURANCE.

15.1.    Tenant’s Insurance Obligations.    Tenant agrees that at all times from and after the date Tenant is given access to the Premises for any reason, Tenant shall carry and maintain, at its sole cost and expense, the following types, amounts and forms of insurance:

15.1.1.    Public Liability Insurance.    A broad form comprehensive general liability or commercial general liability policy including contractual liability coverage for obligations under this Lease, covering the Premises in an amount of not less than the amount per occurrence specified in Item 15 of the Basic Lease Provisions. Such policy shall be in the occurrence form with a per location general aggregate naming Landlord as an additional insured. Said policy shall provide primary coverage to Landlord; when any policy issued to Landlord provides duplicate coverage or is similar in coverage, Landlord’s policy will be excess over Tenant’s policies.

15.1.2.    Property Insurance.    A policy or policies, including the “special” form of coverage, including vandalism and malicious mischief, theft, sprinkler leakage and water damage coverage in an amount equal to the full replacement value, new without deduction for depreciation, of all Trade Fixtures, furniture, equipment and all other personal property of Tenant in the Premises, and all Alterations to the Premises installed by or for Tenant or provided to Tenant. Such insurance shall also include business interruption and extra expense coverage for Tenant’s operations and debris removal coverage for removal of property of Tenant and Tenant’s Parties which may be damaged on the Premises. Such coverage shall name the Landlord as a loss payee as its interest may appear, and any proceeds paid for the loss of the furniture in the Premises shall be promptly delivered to Landlord as Landlord’s sole property.

15.1.3.    Workers’ Compensation Insurance.    Workers’ compensation insurance, including employers’ liability coverage, is to comply with the applicable California law. Such insurance shall include a waiver of subrogation in favor of Landlord.

15.1.4.    Other Insurance.    Such other insurance that is either (i) required by any Lender, or (ii) reasonably required by Landlord and customarily carried by tenants of similar property in similar businesses.

15.1.5.    Adjustment of Insurance Types and Amounts.    The amounts of such insurance required under this Section 15 shall be subject to adjustment from time to time, but not more than once each calendar year, as reasonably requested by Landlord based upon Landlord’s reasonable determination as to the amounts of such insurance generally required at such time for comparable tenants, premises and buildings in the general geographical location of the Building or as reasonably requested by any lender with an interest in the Premises.

15.2.    Requirements of Tenant’s Insurance Coverage.    Each policy of insurance required to be carried by Tenant pursuant to Section 15.1: (i) shall name Landlord and such other parties with an interest in the Project as Landlord reasonably designates as additional insureds or loss payees, as applicable; (ii) shall be primary insurance which provides that the insurer shall be liable for the full amount of the loss up to and including the total amount of liability set forth in the declarations without the right of contribution from any other insurance coverage of Landlord; (iii) shall be in a form reasonably satisfactory to Landlord; (iv) shall be carried with companies licensed to do business in California and which have a general policy holders’ rating of at least “A” and a financial rating of at least “VIII” as set forth in the most current issue of Best’s Insurance Guide; (v) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least thirty (30) days prior written notice to Landlord so long as such provision of thirty (30) days notice is reasonably obtainable, but in any event not less than ten (10) days prior written notice; (vi) shall not have a “deductible” in excess of such amount as is reasonably approved by Landlord; (vii) shall contain a cross liability endorsement; (viii) shall contain a “severability” clause and (ix) shall be written on an “occurrence” basis only, unless such forms are no longer available, in which case the policy form obtained by Tenant shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. If Tenant has in full force and effect a blanket policy of liability insurance with the same coverage for the Premises as described above, as well as other coverage of other premises and properties of Tenant, or in which Tenant has some interest, such blanket insurance shall satisfy the requirements of this Section 15, provide that Landlord is named as an additional insured thereunder and provide that the coverage afforded with respect to the Premises shall not be reduced or diminished by reason of the use of such blanket policy of insurance.

        15.3.    Evidence of Tenant’s Insurance Coverage.    Certificates of the insurer, certifying that the policies required by this Section 15 have been issued, providing the coverage required by Sections 15.1 and 15.2, and containing the provisions specified herein, shall be delivered to Landlord prior to the time Tenant or any of Tenant’s Parties enters the Premises and upon renewal of such policies, but not less than ten (10) days prior to the expiration of the term of such coverage. If any Lender or insurance advisor reasonably determines at any time, but not more than once each calendar year, that the amount of coverage required for any policy of insurance Tenant is to obtain pursuant to Section 15.1 is not adequate, then Tenant shall increase such coverage for such insurance to such amount as such Lender or insurance advisor reasonably deems adequate, not to exceed the level of coverage for such insurance commonly carried by comparable businesses similarly situated. If Tenant fails to obtain the insurance required hereby or provide evidence thereof to Landlord, Landlord may, but shall not be obligated to, procure such insurance and bill the cost of the insurance to Tenant. Tenant shall pay such costs to Landlord as Additional Rent with the next monthly payment of Rent.

15.4.    Release and Waiver of Subrogation.    The parties hereto release each other, and their respective agents and employees, from any liability for injury to any person or damage to property that is caused under any valid and collectible insurance policy carried by either of the parties which contains a waiver of subrogation by the insurer and is in force at the time of such injury or damage; subject to the following limitations: (i) the foregoing provisions shall not apply to the commercial general liability insurance described by Section 15.1.1; (ii) such release shall apply to liability resulting from any risk insured against or covered by self-insurance maintained or provided by Tenant to satisfy the requirements of Section 15.2 to the extent permitted by this Lease; and (iii) Tenant and Landlord shall not be released from any such liability to the extent any damages resulting from such injury or damage are not covered by the recovery obtained by Landlord or Tenant from such insurance, but only if the insurance in question permits such partial release in connection with obtaining a waiver of subrogation from the insurer. Each party shall cause each insurance policy obtained by it to provide that the insurer waives all right of recovery by way of subrogation against the other party and its agents and employees in connection with any injury or damage covered by such policy.

15.5.    Tenant’s Obligation to Reimburse.    Tenant shall reimburse Landlord for Tenant’s Proportionate Share of Building Operating Costs (which, for purposes of this Section 15.5, shall be 73.92%) of the cost of such insurance carried by Landlord which, if billed separate and apart from Operating Expenses shall be paid within thirty (30) days of Tenant’s receipt of Landlord’s billing therefor.

15.6.    Landlord’s Insurance Obligations.    Landlord agrees to maintain insurance insuring the Building against fire, lightning, vandalism and malicious mischief (including “Special Purpose” form coverage, boiler, sprinkler, earthquake (in the amount of the maximum principal loss for the Building), and flood insurance), in so-called “Special Purpose” form coverage, in an amount not less than one hundred percent (100%) of the replacement cost thereof, with deductibles and the form and endorsements of such coverage as selected by Landlord, in its reasonable discretion. Such insurance may also include, at Landlord’s option, insurance against loss of Base Rent and Additional Rent, in an amount equal to the amount of Base Rent and Additional Rent payable by Tenant for a period of at least twelve (12) months commencing on the date of loss. Such insurance shall be for the sole benefit of Landlord and under Landlord’s sole control. Landlord shall not be obligated to insure any furniture, equipment machinery, goods or supplies which Tenant may keep or maintain in the Premises, or any leasehold improvements, additions or alterations within the Premises made after the Commencement Date. Landlord shall also carry such other insurance as Landlord may reasonably deem prudent or advisable, including, without limitation, rent abatement insurance in an amount equal to up to twelve (12) months’ rent due hereunder and liability insurance in such amounts and on such terms as Landlord shall reasonably determine (based on the amounts of liability insurance carried by other prudent landlords of similar buildings in the vicinity of the Building) or as shall be required by any lender with a lien on the Property.

16.    LANDLORD’S RIGHT OF ACCESS.    Tenant shall permit Landlord and Landlord’s Parties and Master Lessor at all reasonable times and upon reasonably prior notice, and at any time without notice in case of emergency, in such manner as to cause as little disturbance to Tenant as reasonably practicable (a) to enter into and upon the Premises to inspect them, to protect the Landlord’s interest therein, or to post notices of non-responsibility, (b) to take all necessary materials and equipment into the Premises, and perform necessary work therein, and (c) to perform environmental testing, monitoring, sampling, digging, drilling and analysis for Hazardous Materials on, under or about the Premises, and to review and copy any documents, materials, data, inventories, financial data, notices or correspondence to or from private parties or governmental authorities in connection therewith. No such work shall cause or permit any rebate of Rent to Tenant for any loss of occupancy or quiet enjoyment of the Premises, or damage, injury or inconvenience thereby occasioned. Landlord may at any time place on or about the Building or Project any ordinary “for sale” and “for lease” signs. Tenant shall also permit Landlord and Landlord’s Parties, upon request, to enter the Premises or any part thereof, at reasonable times during normal business hours, to show the Premises to the fee owners, lessors of superior leases, holders of encumbrances on the interest of Landlord under the Lease, or prospective purchasers, mortgagees or lessees of the building as an entirety. During the period of twelve (12) months prior to the Expiration Date of this Lease, Landlord may exhibit the Premises to prospective tenants. Notwithstanding anything to the contrary contained in this Lease, any entry by Landlord and Landlord’s Parties shall not impair Tenant’s operations more than reasonably necessary, and Tenant shall have the right to have an employee accompany Landlord and/or its agents at all times that Landlord and/or its agents are present on the Premises.

17.    ASSIGNMENT AND SUBLETTING.

        17.1.    Consent Requirement.    Tenant shall not do any of the following (collectively referred to herein as a “Transfer”), whether voluntarily, involuntarily or by operation of law, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, and the prior written consent of Master Lessor, which consent shall not be unreasonably withheld or delayed, as long as the Master Lease is in full force and effect: (i) sublet all or any part of the Premises or allow the Premises to be sublet, occupied or used by any person or entity other than Tenant; (ii) assign its interest in this Lease; (iii) mortgage or encumber the Lease (or otherwise use the Lease as a security device) in any manner; or (iv) materially amend or modify an assignment, sublease or other transfer that has been previously approved by Landlord. Tenant shall reimburse Landlord for all reasonable costs and attorneys’ fees incurred by Landlord in connection with the evaluation, processing, and/or documentation of any requested Transfer, not to exceed Two Thousand Five Hundred Dollars ($2,500.00) per request, whether or not Landlord’s consent is granted. Landlord’s reasonable costs shall include the cost of any review or investigation performed by Landlord or consultant acting on Landlord’s behalf of (a) Hazardous Materials used, stored, released, or disposed of by the potential subtenant or assignee, and/or (b) violations of Law by the Tenant or the proposed subtenant or assignee. Any Transfer so approved by Landlord shall not be effective until Tenant has delivered to Landlord an executed counterpart of the document evidencing the Transfer which (x) is in a form reasonably approved by Landlord, (y) contains the same terms and conditions as stated in Tenant’s notice given to Landlord pursuant to Section 17.2, and (z) in the case of an assignment of the Lease, contains the agreement of the proposed transferee to assume all obligations of Tenant under this Lease arising after the effective date of such Transfer. In the event of an assignment, Tenant and the proposed transferee shall remain jointly and severally liable for the obligations under this Lease unless otherwise agreed to in writing by Landlord and Tenant. Any attempted Transfer without Landlord’s consent shall constitute an Event of Tenant’s Default and shall be voidable at Landlord’s option. Landlord’s consent to any one Transfer shall not constitute a waiver of the provisions of this Section 17.1 as to any subsequent Transfer. No Transfer, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder unless otherwise agreed to in writing by Landlord and Tenant. The acceptance of Rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease nor to be a consent to any Transfer.

17.2.    Procedure.    At least twenty (20) days before a proposed Transfer is to become effective, Tenant shall give Landlord written notice of the proposed terms of such Transfer and request Landlord’s approval, which notice shall include the following: (i) the name and legal composition of the proposed transferee; (ii) a current financial statement of the transferee, financial statements of the transferee covering the preceding three (3) years if the same exist, and (if available) an audited financial statement of the transferee for a period ending not more than one year prior to the proposed effective date of the Transfer, all of which statements are prepared in accordance with generally accepted accounting principles; (iii) the nature of the proposed transferee’s business to be carried on in the Premises; (iv) all consideration to be given on account of the Transfer; and (v) a current financial statement of Tenant. Tenant shall provide to Landlord such other information as may be reasonably requested by Landlord within five (5) days after Landlord’s receipt of such notice from Tenant. Landlord shall respond in writing to Tenant’s request for Landlord’s consent to a Transfer within the later of (a) ten (10) days of receipt of such request together with the required accompanying documentation, or (b) ten (10) days after Landlord’s receipt of all information which Landlord reasonably requests within five (5) days after it receives Tenant’s first notice regarding the Transfer in question. Tenant promptly shall notify Landlord of any material modification to the proposed terms of such Transfer.

17.3.    Landlord’s Election.    In the event that Tenant seeks to make any Transfer, which is an assignment of this Lease or a subletting or other transfer of more than fifty percent (50%) of the Premises (or any portion of the Premises for a term equal to or greater than fifty percent (50%) of the remaining Term of the Lease), Landlord shall have the right to terminate this Lease or, in the case of a sublease of less than all of the Premises, terminate this Lease as to that part of the Premises proposed to be so sublet so that Landlord is thereafter free to lease the Premises (or, in the case of a partial sublease, the portion proposed to be so sublet) to whomever it pleases on whatever terms are acceptable to Landlord. Landlord shall make its election to terminate by providing written notice (“Landlord’s Notice”) to Tenant of its election within ten (10) business days after receipt of Tenant’s request for consent and the required accompanying documentation. If Landlord elects to terminate this Lease (or, in the case of a partial sublease, terminate this Lease as to the portion to be so sublet), the Lease shall so terminate in its entirety (or as to the space to be so sublet) sixty (60) days after the date of Landlord’s Notice. Upon such termination, Tenant shall be released from any further obligation under this Lease if it is terminated in its entirety, or shall be released from any further obligation under the Lease with respect to the space proposed to be sublet in the case of a proposed partial sublease. In the case of a partial termination of the Lease, the Rent shall be reduced to an amount which bears the same relationship to the original amount thereof as the area of that part of the Premises which remains subject to the Lease bears to the original area of the Premises. Landlord and Tenant shall execute a cancellation and release with respect to the Lease to effect such termination. Notwithstanding anything to the contrary contained in this Lease, if Landlord exercises the termination rights set forth in this Section, Tenant shall have the right to rescind its notice and request for consent to the proposed Transfer by written notice to Landlord given (5) days after receipt of Landlord’s Notice, in which case this Lease shall remain in full force and effect.

17.4.    Terms of Transfer.    If Landlord consents to a Transfer proposed by Tenant, Tenant may enter into such Transfer, and if Tenant does so, the following shall apply:

(a)    Tenant shall not be released of its liability for the performance of all of its obligations under the Lease unless otherwise agreed to in writing by Landlord and Tenant.

(b)    If Tenant assigns its interest in this Lease, then Tenant shall pay to Landlord fifty percent (50%) of all Subrent (as defined in Section 17.4(e)) received by Tenant over and above all Permitted Transfer Costs (as defined in Section 17.4(e)) related to such assignment. In the case of assignment, the amount of Subrent owed to Landlord shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such Subrent is paid to Tenant by the assignee.

(c)    If Tenant sublets any part of the Premises, then with respect to the space so subleased, Tenant shall pay to Landlord fifty percent (50%) of the positive difference, if any, between (i) all Subrent paid by the subtenant to Tenant, less (ii) the sum of all Base Rent and Additional Rent allocable to the space sublet and all Permitted Transfer Costs related to such sublease. Such amount shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such Subrent is paid to Tenant by its subtenant. In calculating Landlord’s share of any periodic payments, all Permitted Transfer Costs shall be first recovered by Tenant.

                (d)    Tenant’s obligations under this Section 17.4 shall survive any transfer, and Tenant’s failure to perform its obligations hereunder shall be an Event of Tenant’s Default. At the time Tenant makes any payment to Landlord required by Section 17.4(c), Tenant shall deliver an itemized statement of the method by which the amount to which Landlord is entitled was calculated, certified by Tenant as true and correct. Upon request therefor, Tenant shall deliver to Landlord copies of all bills, invoices other documents upon which its calculations are based.

(e)    As used in this 17.4, the term “Subrent” shall mean any consideration of any kind received, or to be received, by Tenant as result of the Transfer, if such sums are related to Tenant’s interest in this Lease or in the Premises, including payments from and on behalf of the transferee (in excess of the fair market value thereof) for Tenant’s assets, fixtures, leasehold improvements, inventory, accounts, goodwill, equipment, furniture and general intangibles. As used in this Section 17.4, the term “Permitted Transfer Costs” shall mean (i) reasonable leasing commissions paid to third parties not affiliated with Tenant in order to obtain the Transfer in question, (ii) all reasonable attorneys’ fees incurred by Tenant with respect to the Transfer in question, (iii) the cost of Alterations to prepare the Premises for the proposed transferee, which cost shall be amortized over the entire term of such assignment or sublease.

17.5.    Corporate Reorganization.    If Tenant is a corporation, the following shall be deemed a voluntary assignment of Tenant’s interest in this Lease: (i) any dissolution, merger, consolidation or other reorganization of or affecting Tenant, whether or not Tenant is the surviving corporation; and (ii) if the capital stock of Tenant is not publicly traded, the sale or transfer to one person or entity (or to any group of related persons or entities), stock possessing more than fifty percent (50%) of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors. If Tenant is a partnership, any withdrawal or substitution (whether voluntary, involuntary or by operation of law, and whether occurring at one time or over a period of time) of any partner owning twenty-five percent (25%) or more (cumulatively) of any interest in the capital or profits of the partnership, or the dissolution of the partnership, shall be deemed a voluntary assignment of Tenant’s interest in this Lease.

17.6.    Transfers to Affiliates.    Notwithstanding anything contained in this Section 17, so long as Tenant otherwise complies with the provisions of this Section 17, Tenant may enter into any of the following transfers (a “Permitted Transfer”) without Landlord’s prior written consent (but with the consent of the Master Lessor only), and Landlord shall not be entitled to terminate the Lease pursuant to this Section 17 or to receive any part of any Subrent resulting therefrom that would otherwise be due if pursuant to Section 17.4(e):

(a)    Tenant may sublease all or part of the Premises or assign its interest in this Lease to any corporation which controls, is controlled by, or is under common control with the original Tenant to this Lease by means of an ownership interest of more than fifty percent (50%), so long as the surviving corporation, if a public company, has a market capitalization at the time of such assignment that is equal to or greater than Five Hundred Million Dollars ($500,000,000) or, if a private company, has a net worth equal to or greater than Five Hundred Million Dollars ($500,000,000), if the Guaranty described in Section 22.33 hereof is no longer in effect;

(b)    Tenant may assign its interest in the Lease to a corporation which results from a merger, consolidation or other reorganization in which Tenant is not the surviving corporation, so long as the surviving corporation, if a public company, has a market capitalization at the time of such assignment that is equal to or greater than Five Hundred Million Dollars ($500,000,000) or, if a private company, has a net worth equal to or greater than Five Hundred Million Dollars ($500,000,000); and

(c)    Tenant may assign this lease to a corporation which purchases or otherwise acquires all or substantially all of the stock or assets of Tenant, so long as such acquiring corporation, if a private company, has a market capitalization at the time of such assignment that is equal to or greater than Five Hundred Million Dollars ($500,000,000) or, if a private company, has a net worth equal to or greater than Five Hundred Million Dollars ($500,000,000).

Each of the entities identified in Sections 17.6(i), (ii) and (iii) above herein shall be referred to as “Permitted Transferees”. Notwithstanding anything to the contrary contained in this Section 17, in the event of a Permitted Transfer, Tenant shall not be obligated to notify Landlord in advance of such transfer, but shall provide Landlord with written notice of the transfer within ten (10) days thereafter. Shares of Tenant traded on any public exchange shall not be deemed a Transfer requiring Landlord’s prior written consent.

        17.7     Assignment in Bankruptcy.    If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. 101 et seq., or such similar laws or amendments thereto which may be enacted from time to time (the “Bankruptcy Code”), any and all monies or other considerations payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord. If Tenant proposes to assign this Lease pursuant to the provisions of the Bankruptcy Code to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to the Tenant, then notice of such proposed assignment setting forth (i) the name and address of such person; (ii) all of the terms and conditions of such offer; and (iii) the adequate assurance to be provided by Tenant to assure such person’s future performance under this Lease, including, without limitation, the assurances referred to in the Bankruptcy Code, or any such successor or substitute legislation or rule thereto, shall be given to Landlord by Tenant no later than twenty (20) days after receipt by Tenant, but in any event no later than ten (10) days prior to the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption. Landlord shall thereupon have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon demand execute and deliver to Landlord an instrument confirming such assumption.

17.8.    Transfer by Landlord.    Landlord and its successors in interest shall have the right to transfer their interest in this Lease, the Premises and the Building at any time and to any person or entity, so long as such person or entity assumes in writing the obligations of Landlord under this Lease occurring on and after the effective date of the transfer. In the event of any such transfer, the Landlord originally named herein (and, in the case of any subsequent transfer, the transferror) from the date of such transfer, shall be automatically relieved, without any further act by any person or entity, of all liability for the performance of the obligations of the Landlord hereunder which may accrue after the date of such transfer. After the date of any such transfer, the term “Landlord” as used herein shall mean the transferee of such interest in the Premises.

18.    DEFAULT AND REMEDIES.

18.1.    Events of Tenant’s Default.    Tenant shall be in default of its obligations under this Lease if any of the following events occurs (an “Event of Tenant’s Default”):

(a)    Tenant shall have failed to pay Base Rent or Additional Rent when due, and such failure is not cured within three (3) days after delivery of written notice from Landlord specifying such failure to pay; or

(b)    Tenant shall have failed to perform any term, covenant, or condition of this Lease except those requiring the payment of Base Rent or Additional Rent, and Tenant shall have failed to cure such breach within thirty (30) days after written notice from Landlord specifying the nature of such breach where such breach could reasonably be cured within said thirty (30) day period, or if such breach could not be reasonably cured within said thirty (30) day period, Tenant shall have failed to commence such cure within said thirty (30) day period and thereafter continue with due diligence to prosecute such cure to completion within such time period as is reasonably needed; or

(c)    Tenant shall have sublet the Premises or assigned its interest in the Lease in violation of the provisions contained in Section 17; or

(d)    Tenant shall have abandoned the Premises or left the Premises substantially vacant for more than ninety (90) consecutive days; or

(e)    The occurrence of the following: (i) the making by Tenant of any general arrangements or assignments for the benefit of creditors; (ii) Tenant becomes a “debtor” as defined in 11 USC §101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; provided, however, in the event that any provision of this Section 18.1 (e) is contrary to any applicable Law, such provision shall be of no force or effect; or

(f)    Tenant shall have failed to deliver documents required of Tenant pursuant to Section 21.1 or Section 21.4 within the time periods specified therein, and such failure is not cured within five (5) days after delivery of written notice from Landlord specifying the nature of the failure.

The grace periods provided for in this Section 18.1 are intended to satisfy any and all notice requirements imposed on Landlord by law and are not in addition to any such requirements.

18.2.    Landlord’s Remedies.    If an Event of Tenant’s Default occurs, Landlord shall have the following remedies, in addition to all other rights and remedies provided by any Law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

(a)    Landlord may keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under this Lease, including (i) the right to recover the Rent and other sums as they become due by appropriate legal action; (ii) the right to make payments required of Tenant or perform Tenant’s obligations and be reimbursed by Tenant for the cost thereof with interest at the Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant; and (iii) the remedies of injunctive relief and specific performance to compel Tenant to perform its obligations under this Lease. Notwithstanding anything contained in this Lease, in the event of a breach of an obligation by Tenant which results in a condition which poses an imminent danger to safety of persons or damage to property, an unsightly condition visible from the exterior of the Building, or a threat to insurance coverage, then if Tenant does not cure such breach within three (3) days after delivery to it of written notice from Landlord identifying the breach, Landlord may cure the breach of Tenant and be reimbursed by Tenant for the cost thereof with interest at the Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant.

(b)    Landlord may enter the Premises and release them to third parties for Tenant’s account for any period, whether shorter or longer than the remaining Term. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in releasing the Premises, including brokers’ commissions, expenses of altering and preparing the Premises required by the releasing. Tenant shall pay to Landlord the Rent and other sums due under this Lease on the date the rent is due, less the Rent and other sums Landlord received from any releasing. No act by Landlord allowed by this subparagraph shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease. Notwithstanding any releasing without termination, Landlord may later elect to terminate this Lease because of the default by Tenant.

(c)    Landlord may terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. Any termination under this Section 18.2(c) shall not relieve Tenant from its obligation to pay sums then due Landlord or from any claim against Tenant for damages or Rent previously accrued or then accruing. In no event shall any one or more of the following actions by Landlord, in the absence of a written election by Landlord to terminate this Lease, constitute a termination of this Lease: (i) appointment of a receiver or keeper in order to protect Landlord’s interest hereunder; (ii) consent to any subletting of the Premises or assignment of this Lease by Tenant, whether pursuant to the provisions hereof or otherwise; or (iii) any other action by Landlord or Landlord’s Parties intended to mitigate the adverse effects of any breach of this Lease by Tenant, including without limitation any action taken to maintain and preserve the Premises or any action taken to relet the Premises or any portions thereof to the extent such actions do not affect a termination of Tenant’s right to possession of the Premises.

(d)    In the event Tenant breaches this Lease and abandons the Premises, this Lease shall not terminate unless Landlord gives Tenant written notice of its election to so terminate this Lease. No act by or on behalf of Landlord intended to mitigate the adverse effect of such breach, including those described by Section 18.2(c), shall constitute a termination of Tenant’s right to possession unless Landlord gives Tenant written notice of termination. Should Landlord not terminate this Lease by giving Tenant written notice, Landlord may enforce all its rights and remedies under this Lease, including the right to recover the Rent as it becomes due under the Lease as provided in California Civil Code Section 1951.4.

(e)    In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord’s election, to damages in an amount as set forth in California Civil Code Section 1951.2 as in effect on the Effective Date. For purposes of computing damages pursuant to California Civil Code Section 1951.2, an interest rate equal to the Interest Rate shall be used where permitted. Such damages shall include:

(1)    The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and

(2)    Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including the following: (i) expenses for cleaning, repairing or restoring the Premises; (ii) expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting, including installation of leasehold improvements (whether such installation be funded by a reduction of rent, direct payment or allowance to a new tenant, or otherwise); (iii) broker’s fees, advertising costs and other expenses of reletting the Premises; (iv) costs of carrying the Premises, such as taxes, insurance premiums, utilities and security precautions; (v) expenses in retaking possession of the Premises; and (vi) attorneys’ fees and court costs incurred by Landlord in retaking possession of the Premises and in releasing the Premises or otherwise incurred as a result of an Event of Tenant’s Default.

(f)    Nothing in this Section 18.2 shall limit Landlord’s right to indemnification from Tenant as provided in Sections 8.6.6, 11.5, 14.3, 20.1 and 22.23. Any notice given by Landlord in order to satisfy the requirements of this Section 18.2 shall also satisfy the notice requirements of California Code of Civil Procedure Section 1161 regarding unlawful detainer proceedings.

18.3.    Limitation on Exercise of Rights.    At any time that an Event of Tenant’s Default has occurred and remains uncured, (i) Landlord may deny or withhold any consent or approval requested of it by Tenant which Landlord would otherwise be obligated to give; and (ii) Tenant may not exercise any option to extend, right to terminate this Lease, or other right granted to it by this Lease which would otherwise be available to it.

18.4.    Waiver by Tenant of Certain Remedies.    Tenant waives the provisions of Sections 1932(1), 1941 and 1942 of the California Civil Code and any similar or successor law regarding Tenant’s right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under this Lease. Tenant hereby waives any right of redemption or relief from forfeiture under the laws of the State of California, or under any other present or future law, including the provisions of Sections 1174 and 1179 of the California Code of Civil Procedure.

18.5.    Remedies Cumulative.    All rights, privileges and remedies of the parties are cumulative and not alternative or exclusive to the extent permitted by law except as otherwise provided herein.

19.    TENANT’S REMEDIES.

        19.1.    Landlord’s Default.    Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord, within a reasonable period, not to exceed thirty (30) days after written notice by registered mail is delivered by Tenant to Landlord, Master Lessor, and to the holder of any mortgages or deeds of trust (collectively, “Lender”) covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord or Lender commences performance within such thirty (30)- day period and thereafter diligently prosecutes the same to completion. All obligations of Landlord hereunder will be construed as covenants, not conditions. Tenant will accept performance by, and with the same force and effect as though performed by Landlord hereunder. Notwithstanding anything to the contrary contained in this Section 19, if Landlord is in default pursuant to this Section 19.1 beyond the applicable notice and cure period, then Tenant may, in addition to any other remedies provided pursuant to this Lease, cure the default at Landlord’s expense. If Tenant pays any sum because of Landlord’s default, Landlord shall reimburse such sum to Tenant, together with interest thereon at the Interest Rate from the date incurred until the date paid, within twenty (20) days after receipt of Tenant’s request therefore, together with supporting documentation.

19.2.    Tenant’s Remedies.    Except as provided below, in the event of any default by Landlord, Tenant’s exclusive remedies shall be an action for specific performance or injunctive relief, or an action for damages. Tenant hereby waives the benefit of any Laws granting it, a lien upon the property of Landlord and/or upon Rent due Landlord, or the right to terminate this Lease or withhold Rent on account of any Landlord default.

20.    SURRENDER AND HOLDING OVER.

20.1.    Surrender of the Premises.    Upon the expiration or sooner termination of this Lease, Tenant shall vacate and surrender the Premises to Landlord in the same condition as existed at the Commencement Date, except for (i) reasonable wear and tear, (ii) damage caused by any peril or condemnation, (iii) Alterations which Landlord has informed Tenant in writing (to the extent requested to do so in writing by Tenant) that Tenant is not required to remove hereunder, and (iv) Hazardous Materials not stored, used, released or disposed of by Tenant or Tenant’s Parties. In this regard, normal wear and tear shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of the best standards for maintenance, repair and janitorial practices, and does not include items of neglected or deferred maintenance. In any event, Tenant shall cause the following to be done prior to the expiration or the sooner termination of this Lease: (a) all interior walls shall be painted or cleaned so that they appear freshly painted; (b) all tiled floors shall be cleaned and waxed; (c) all carpets shall be cleaned and shampooed; (d) all broken, marred, stained or nonconforming acoustical ceiling tiles shall be replaced; and (e) all windows shall be washed. If Landlord so requests, Tenant shall, within ten (10) days of receiving such request from Landlord, (1) remove any Tenant’s Alterations which Tenant is required to remove pursuant to Section 11 and repair all damage caused by such removal; and (2) return the Premises or any part thereof to its original configuration existing as of the time the Premises were delivered to Tenant, provided that in no event shall Tenant be required to remove any of the Landlord’s Work. If the Premises are not so surrendered at the termination of this Lease, Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Premises to the required condition, plus interest on all costs incurred at the Interest Rate. Tenant shall indemnify, defend by counsel satisfactory to Landlord, protect and hold Landlord harmless against loss or liability resulting from delay by Tenant in so surrendering the Premises on the Expiration Date or earlier termination of this Lease, including, without limitation, any claims made by the Master Lessor or any succeeding tenant or losses to Landlord due to lost opportunities to lease to succeeding tenants.

20.2.    Holding Over.    This Lease shall terminate without further notice at the expiration of the Term. Any holding over by Tenant after expiration of the Term shall not constitute a renewal or extension of the Lease or give Tenant any rights in or to the Premises except as expressly provided in this Lease. Any holding over after such expiration with the written consent of Landlord shall be construed to be a tenancy from month to month on the same terms and conditions herein specified insofar as applicable except that Base Rent shall be increased to an amount equal to one hundred fifty percent (150%) of the Base Rent payable during the last full calendar month of the Term.

20.3.    Entry at End of Term.    Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating.

21.    MORTGAGES.

21.1.    Subordination.    The following provisions shall govern the relationship of this Lease to any underlying mortgage, deed of trust or master lease (including but not limited to the Master Lease) which now or hereafter affects the Premises, and any renewal, modification, consolidation, replacement or extension thereof (collectively, a “Security Instrument”).

(a)    The Lease is subject and subordinate to all Security Instruments existing as of the Effective Date. However, if any Lender so requires, this Lease shall become prior and superior to any such Security Instrument. Landlord hereby represents and warrants for the benefit of Tenant that, as of the Effective Date of this Lease, other than the Master Lease and the documents evidencing, securing and governing the obligations of the Landlord thereunder, the Premises, the Building and the Project are not encumbered by any Security Instrument.

(b)    At Landlord’s election, this Lease shall become subject and subordinate to any Security Instrument created after the Effective Date. Notwithstanding such subordination, Tenant’s right to quiet possession of the Premises shall not be disturbed so long as Tenant is not in default and performs all of its obligations under this Lease, unless this Lease is otherwise terminated pursuant to its terms. In connection with any such future Security Instrument, Landlord shall use commercially reasonable efforts to provide to Tenant a written subordination, non-disturbance and attornment agreement reasonably acceptable to Tenant providing for the recognition of Tenant’s rights, interests and options under this Lease in the event of a foreclosure, deed given in lieu of foreclosure or sale under the Security Instrument.

                (c)    Tenant shall upon request execute any document or instrument reasonably required by any Lender to make this Lease either prior or subordinate to a Security Instrument, which may include but are not limited to such other matters as the Lender customarily and reasonably requires in connection with such agreements, including provisions that the Lender not be liable for (i) the return of any security deposit unless the Lender receives it from Landlord, and (ii) any defaults on the part of Landlord occurring prior to the time the Lender takes possession of the Premises as a result of the enforcement of its Security Instrument; provided, however, that Lender shall be required to cure any defaults of Landlord or any prior landlord of a continuing nature (e.g., repair and maintenance obligations) of which it has been provided written notice Tenant’s failure to execute any such document or instrument within ten (10) business days after receipt of written demand therefor shall constitute an Event of Tenant’s Default.

21.2.    Modifications of Lease.    Tenant shall execute, acknowledge and deliver to Landlord, within ten (10) business days after receipt of request by Landlord, an instrument amending this Lease in such respects as reasonably may be required by any Lender or prospective Lender, provided that such amendment does not significantly increase Tenant’s obligations or diminish Tenant’s rights or remedies hereunder, or in any other manner impose additional Rent obligations on Tenant.

21.3.    Mortgagee Protection and Attornment.    In the event of any default on the part of the Landlord, Tenant will use reasonable efforts to give notice by registered mail to Master Lessor or any Lender whose name and address have been provided to Tenant and shall offer such Lender a reasonable opportunity (taking into account such time as shall be reasonably required to institute and complete any foreclosure proceedings) to cure the default, including time to obtain possession of the Premises by power of sale or judicial foreclosure or other appropriate legal proceedings, if such should prove necessary to effect a cure. Tenant will accept performance of any provision of this Lease by Master Lessor or such Lender as performance by, and with the same force and effect as though performed by, Landlord hereunder. Tenant shall attorn to any purchaser of the Premises at any foreclosure sale or private sale conducted pursuant to any Security Instrument encumbering the Premises, or to any grantee or transferee designated in any deed given in lieu of foreclosure.

21.4.    Estoppel Certificates and Financial Statements.    At all times during the Term, each party agrees, following any request by the other party, promptly to execute and deliver to the requesting party within fifteen (15) days following delivery of such request an estoppel certificate: (i) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect; (ii) stating the date to which the Rent and other charges are paid in advance, if any; (iii) acknowledging that there are not, to the certifying party’s knowledge, any uncured defaults on the part of any party hereunder or, if there are uncured defaults, specifying the nature of such defaults; and (iv) certifying such other information about the Lease as may be reasonably required by the requesting party. A failure to deliver an estoppel certificate within fifteen (15) days after delivery of a request therefor shall be a conclusive admission that, as of the date of the request for such statement: (a) this Lease is unmodified except as may be represented by the requesting party in said request and is in full force and effect, (b) there are no uncured defaults in the requesting party’s performance, and (c) no rent has been paid more than thirty (30) days in advance. For purposes of providing such information to any potential Lender or buyer of the Building, at any time during the Term that Palm, Inc. remains the guarantor of Tenant’s obligations under this Lease pursuant to Section 22.32 below, Tenant shall, upon fifteen (15) days’ prior written notice from Landlord (but not more than once in any fiscal quarter, unless an Event of Tenant’s Default exists hereunder, in which event such limitation shall not apply), provide Palm, Inc.’s most recent financial statement and financial statements covering the 24-month period prior to the date of such most recent financial statement. Tenant shall provide Palm, Inc.’s financial information to Landlord and any Lender. From and after the date that Palm, Inc. no longer is the guarantor hereunder, Tenant shall provide its own financial statements upon the terms and requirements set forth in this Section. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

22.    GENERAL PROVISIONS.

22.1.    Construction of Meaning.    Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant.

22.2.    Interest on Past-Due Obligations.    Except as expressly herein provided, any amount due to Landlord not paid when due shall bear interest from the date such amount is due at a rate (the “Interest Rate”) equal to the lesser of (i) two percent (2%) in excess of the discount rate established by the Federal Reserve Bank of San Francisco as it may be adjusted from time to time; or (ii) the maximum interest rate permitted by Law. Payment of such interest shall not excuse or cure any default by Tenant under this Lease, provided, however, that interest shall not be payable on late charges incurred by Tenant.

22.3.    Time of Essence.    Time is of the essence with respect to all of the terms and conditions of this Lease.

22.4.    Binding Effect.    The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise herein expressly provided.

22.5.    Choice of Law.    This Lease shall be governed by the laws of the State of California.

22.6.    Captions.    The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

22.7.    Amendments.    This Lease may not be altered, changed or amended except by an instrument in writing signed and dated by both parties hereto.

        22.8.    Waivers.    The waiver by Landlord or Tenant of any term, covenant, agreement or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein contained, nor shall any custom or practice which may grow up between the parties in the administration of this Lease be construed to waive or lessen the right of Landlord or Tenant to insist upon the performance by the other in strict accordance with all of the provisions of this Lease. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any provisions, covenant, agreement or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such proceeding breach at the time of acceptance of such Rent.

22.9.    Fees and Expenses.    All sums reasonably incurred by Landlord in connection with any Event of Tenant’s Default or holding over of possession by Tenant after the expiration or earlier termination of this Lease, including without limitation all costs, expenses and actual accountants, appraisers, attorneys and other professional fees, and any collection agency or other collection charges, shall be due and payable by Tenant to Landlord on demand, and shall bear interest thereon at the Interest Rate. If either Landlord or Tenant commences or engages in, or threatens to commence or engage in an action by or against the other party arising out of or in connection with this Lease or the Premises, including but not limited to any action for recovery of Rent due and unpaid, to recover possession or for damages for breach of this Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys’ fees and other costs incurred in connection with the action, preparation for such action, any appeals relating thereto and enforcing any judgments rendered in connection therewith. If Landlord becomes involved in any actual action by or against anyone not a party to this Lease, but arising by reason of or related to any act or omission of Tenant or Tenant’s Parties, Tenant agrees to pay Landlord’s reasonable attorneys’ fees and other costs incurred in connection with the action, preparation for such action, any appeals relating thereto and enforcing any judgments rendered in connection therewith.

22.10.    Merger.    The voluntary or other surrender of this Lease by Tenant or a mutual cancellation hereof shall not constitute a merger. Such event shall at the option of Landlord, either terminate all or any existing subtenancies or operate as an assignment to Landlord of any or all of such subtenancies.

22.11.    Severability.    If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

22.12.    Security Measures.    Landlord shall, at Landlord’s expense, provide a card access system to the Premises, which shall be independent from, but part of, a card access systems for the Building, along with an alarm system for the Building and system of video cameras in the Common Areas of the Project, during the Term of this Lease, and Tenant shall be furnished security access cards for its employees in connection therewith. Tenant shall be solely responsible for administering the distribution of such access cards to Tenant’s employees, as well as the door scheduling related to such cards. Tenant acknowledges and agrees that such security systems are provided to Tenant as an accommodation only, and that Landlord shall have no liability for, and Tenant hereby releases Landlord for any claims by Tenant or Tenant’s Parties resulting from, any error in admitting or excluding any person from the Building, nor for any loss of or damage to property or injury to persons in the Premises. Tenant assumes all responsibility for the protection of Tenant, Tenant’s Parties and their property from acts of third parties.

22.13.    Easements.    Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps, easement agreements and covenants, conditions and restrictions, so long as such easements, rights, dedications, maps and covenants, conditions and restrictions do not unreasonably interfere with the Permitted Uses of the Premises by Tenant. Tenant shall sign any of the aforementioned documents upon request of Landlord and failure to do so shall constitute a material breach of this Lease.

22.14.    Performance Under Protest.    If at any time a dispute shall arise as to any amount or sum of money to be paid by one party to the other under the provisions hereof, the party against whom the obligation to pay the money is asserted shall have the right to make payment under protest and such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of said party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said party to pay such sum or any part thereof, said party shall be entitled to recover such sum or so much thereof as it was not legally required to pay under the provisions of this Lease.

22.15.    Conflict.    Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

22.16.    No Third Party Beneficiaries.    This Lease is not intended by either party to confer any benefit on any third party, including without limitations any broker, finder, or brokerage firm.

22.17.    Effective Date/Nonbinding Offer.    Submission of this Lease for examination or signature by Tenant does not constitute an offer or option for lease, and it is not effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

        22.18.    Water, Oil and Mineral Rights.    Landlord reserves all right, title or interest in water, oil, gas or other hydrocarbons, other mineral rights and air and development rights, together with the sole and exclusive right of Landlord to sell, lease, assign or otherwise transfer the same, but without any right of Landlord or any such transferee to enter upon the Premises during the Term except as otherwise provided herein.

22.19.    Confidentiality.    This Lease document, the terms of this Lease, and the covenants, obligations, and conditions contained in this Lease shall remain strictly confidential. Landlord and Tenant agree to keep such terms, covenants, obligations and conditions strictly confidential and not to disclose such matters to any other landlord, tenant, prospective tenant, or broker; provided, however, (i) Tenant may provide a copy of this Lease to a non-party solely in conjunction with Tenant’s reasonable and good faith effort to secure an assignee or sublessee for the Premises or in connection with a proposed merger or acquisition, as part of Tenant’s public financial filings or to its attorneys, accountants or other professionals on a need to know basis; and (ii) Landlord may provide a copy of this Lease to non-parties in connection with a proposed sale or refinancing of the Building, as part of Landlord’s public financial filings or to its attorneys, accountants or other professionals on a need to know basis.

22.20.    Notices.    Any notice required or desired to be given regarding this Lease shall be in writing and may be given by personal delivery, by facsimile telecopy, by courier service, or by mail. A notice shall be deemed to have been given (i) on the third business day after mailing if such notice was deposited in the United States mail, certified or registered, postage prepaid, addressed to the party to be served at its Address for Notices specified in Items 3 and 5 of the Basic Provisions (as applicable); (ii) when delivered if given by personal delivery; and (iii) in all other cases when actually received at the party’s Address for Notices. Either party may change its address by giving notice of the same in accordance with this Section 22.20.

22.21.    Corporate Authority.    If Tenant is a corporation (or partnership), each individual executing this Lease on behalf of Tenant represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of such corporation in accordance with the by-laws of such corporation (or partnership in accordance with the partnership agreement of such partnership) and that this Lease is binding upon such corporation (or partnership) in accordance with its terms. Each of the persons executing this Lease on behalf of a corporation does hereby covenant and warrant that the party for whom it is executing this Lease has full right and authority to enter into this Lease. Tenant hereby represents and warrants to Landlord that Tenant is a duly incorporated Delaware corporation company which is qualified to do business in the State of California.

22.22.    Successors and Assigns.    This Lease shall, subject to the provisions regarding Transfers, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant.

22.23.    Brokerage Commissions.    Each party hereto (i) represents and warrants to the other that it has not had any dealings with any real estate brokers, leasing agents or salesmen, or incurred any obligations for the payment of real estate brokerage commissions or finder’s fees which would be earned or due and payable by reason of the execution of this Lease, other than to the Broker described in Item 12 of the Basic Provisions; and (ii) agrees to indemnify, defend, and hold harmless the other party from any claim for any such commission or fees which result from the actions of the indemnifying party. Landlord shall be responsible for the payment of any commission owed to the Broker pursuant to a separate written commission agreement between Landlord and the Broker for the payment of a commission as a result of the execution of this Lease.

22.24.    Entire Agreement.    This Lease constitutes the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed herein. Tenant acknowledges that neither Landlord nor Landlord’s Agents has made any legally binding representation or warranty as to any matter except those expressly set forth herein, including any warranty as to (i) whether the Premises may be used for Tenant’s intended use under existing Law; (ii) the suitability of the Premises for the conduct of Tenant’s business; or (iii) the condition of any improvements, except as set forth in Section 1.7 and Exhibit B hererof. There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease.

22.25.    Joint and Several Liability.    If more than one person or entity is named as tenant, the obligations imposed upon each shall be joint and several and the act of or notice from, or notice or refund to, or the signature of, any one or more of them shall be binding on all of them with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, termination or modification of this Lease.

22.26.    Quiet Enjoyment.    Upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, and subject to the other provisions of this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term without hindrance or interruption by Landlord or any other person claiming by or through Landlord.

22.27.    Survival.    All covenants of Landlord or Tenant which reasonably would be intended to survive the expiration or sooner termination of this Lease, including without limitation any warranty or indemnity hereunder, shall so survive and continue to be binding upon and inure to the benefit of the respective parties and their successors and assigns.

22.28.    Recording.    Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a “short form” memorandum of this Lease for recording purposes.

22.29.    Counterparts.    This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

        22.30.    Agency, Partnership or Joint Venture.    Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Lease or any acts of the parties hereto shall be deemed to create any relationship other than the relationship of landlord and tenant.

22.31.    INTENTIONALLY OMITTED.

22.32.    Right of First Refusal.    Provided that (i) the Conditions Precedent described in Section 2.5 (excluding, however, the condition set forth in subsection (v) thereof) hereof have been satisfied in their entirety, and (ii) Landlord does not wish to use the Expansion Space (as defined below) for Landlord’s own purposes, Tenant shall have a right of first refusal for all or any portion of the approximately 26,156 rentable square foot portion of the first floor of the Building shown on Schedule 5 hereof (the “Expansion Space”) on the terms of this Section 22.32. If Landlord shall have reached agreement in an arm’s-length negotiation with a bona fide third party on the terms on which Landlord would lease all or any portion of the Expansion Space to such third party, then Landlord shall promptly provide Tenant with written notice (the “Offer Notice”) offering to lease that portion of the Expansion Space at issue to Tenant on such terms. Tenant shall have a period of five (5) business days from the date of the Offer Notice in which to accept Landlord’s offer to lease that portion of the Expansion Space at issue from Landlord on all of the terms of the Offer Notice by providing Landlord with written notice thereof (the “Acceptance Notice”) within such five (5)- business day period. If Tenant timely delivers an Acceptance Notice, then Landlord shall promptly prepare an amendment to this Lease memorializing the terms of Landlord’s leasing of that portion of the Expansion Space at issue to Tenant and, upon full execution thereof, Landlord shall lease the portion of the Expansion Space at issue to Tenant, and Tenant shall lease the same from Landlord, on all of the terms of this Lease (provided that the Security Deposit shall be increased by Five Hundred Thousand Dollars ($500,000) (or a pro rata portion of Five Hundred Thousand Dollars ($500,000) based on the ratio of the amount of the Expansion Space leased by Tenant pursuant to this Section 22.32 to the aggregate size of the Expansion Space), as amended by the terms of such amendment. If Tenant shall fail to execute such amendment within ten (10) business days of receipt thereof, or if Tenant shall fail to timely deliver an Acceptance Notice to Landlord as provided for herein, then Tenant’s rights to the particular Expansion Space at issue shall be deemed waived, and Landlord shall be free to lease that portion of the Expansion Space at issue to third parties or use such Expansion Space for Landlord’s own purposes. Tenant’s Right of First Refusal shall be continuous during the Term of this Lease and any extension thereof. Tenant’s rejection of any particular offer of Expansion Space shall not relieve Landlord of its obligation to again offer all or any portion of the Expansion Space to Tenant at any time that that portion of the Expansion Space at issue, or any new Expansion Space, subsequently becomes subject to another agreement to lease such space to a third party, the parties hereto acknowledging and agreeing that Tenant shall have no rights hereunder if Landlord instead decides to use such space for Landlord’s own use.

22.33.    Guarantor.    Unless and until either: (i) Tenant shall become a publicly traded company on any nationally recognized public exchange, (ii) Tenant has been financially profitable (as determined by generally accepted accounting principles) for four (4) consecutive fiscal quarters, or (iii) Tenant shall be sold to a successor company and such company, as of the date it assumes all of the obligations of Tenant pursuant to this Lease, if a public company, has a market capitalization equal to or greater than Five Hundred Million Dollars ($500,000,000), or, if a private company, has a net worth equal to or greater than Five Hundred Million Dollars ($500,000,000), the obligations of Tenant under this Lease shall be guaranteed in their entirety by the Guarantor described in Item 17 of the Basic Lease Provisions pursuant to the form of Guaranty attached hereto as Exhibit G. If Guarantor is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or institutes or is the subject of any proceeding under the Bankruptcy Act or other similar law for the protection of creditors (or, if Guarantor is a partnership or consists of more than one person or entity, if any partner of the partnership or such other person or entity is or becomes bankrupt or insolvent, institutes any such proceeding, or makes an assignment for the benefit of creditors), then Landlord shall have the option to terminate this Lease upon thirty (30) days written notice unless Tenant, within such thirty (30) day period, provides Landlord with either (i) a substitute or additional guarantor satisfactory to Landlord, Master Lessor and any Lender, or (ii) adequate assurance of the performance of each and every obligation of Tenant hereunder, satisfactory to Landlord, Master Lessor and such Lender; provided, however, that no such termination of this Lease shall become effective without the prior written consent of such Lender.

22.34.    Master Lease.    Landlord and Tenant acknowledge and agree that the terms of this Lease are subject and subordinate to, and conditioned upon the existence of, the Master Lease. If the Master Lease shall terminate due to a default thereunder by Landlord, then this Lease shall also terminate or, at the option of the Master Lessor, continue in full force and effect as a direct lease obligation between the Master Lessor, as landlord, and Tenant, as tenant. Landlord represents to Tenant that the Master Lease is in full force and effect, and that no default or event that, with the passing of time or the giving of notice or both, would constitute a default, exists on the part of Landlord, or, to Landlord’s knowledge, the Master Lessor. Landlord shall indemnify, defend, protect and hold Tenant harmless from any and all losses, claims, costs, expenses (including reasonable legal fees), liabilities and causes of action resulting from a default by Landlord pursuant to the terms of the Master Lease, provided that nothing in this sentence shall be deemed to create an obligation of Landlord to Tenant for a failure of Landlord to refinance the Master Lease. Landlord and Tenant also acknowledge and agree that the effectiveness of this Lease is conditioned upon the written consent thereto by Master Lessor. If such written consent is not received within forty-five (45) days after the Effective Date of this Lease, then either Landlord or Tenant may terminate this Lease upon written notice thereof to the other, in which event the Security Deposit and any prepaid Base Rent shall be promptly repaid to Tenant.

“Landlord”

Network Appliance, Inc., a Delaware corporation

By:	/s/ THOM BRYANT
Name:	Thom Bryant
Title:	VP WPR

By:
Name:
Title:

“Tenant”

PalmSource, Inc., a Delaware corporation

By:	/s/ DAVID C. NAGEL
Name:	David C. Nagel
Title:	President and CEO

By:	/s/ DOREEN S. YOCHUM
Name:	Doreen S. Yochum
Title:	Chief Administrative Officer

EXHIBIT A

SITE PLAN OF PREMISES

[to be attached]

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EXHIBIT A

EXHIBIT B

IMPROVEMENT AGREEMENT

This Improvement Agreement (“Agreement”) is made part of that Lease Agreement dated April 19, 2002 (the “Lease”) by and between NETWORK APPLIANCE, INC., a Delaware corporation (“Landlord”), and PalmSource, Inc., a Delaware corporation (“Tenant”). Landlord and Tenant agree that the following terms are part of the Lease:

1.    Purpose of Improvement Agreement:    The purpose of this Agreement is to set forth the rights and obligations of Landlord and Tenant with respect to the construction of the Landlord’s Work (as defined below).

2.    Definitions:    As used in this Agreement, the following terms shall have the following meanings, and terms which are not defined below, but which are defined in the Lease and which are used in this Agreement, shall have the meanings ascribed to them by the Lease:

A.    Approved Plans:    The term “Approved Plans” shall mean the architectural plan drawings for the Landlord’s Work attached hereto as Exhibit B-1 that have been annotated with “clouded” areas representing changes that will be made to the construction permit plans attached hereto as Exhibit B-2 that Landlord has agreed to make as part of the Landlord’s Work.

B.    Estimated Commencement Date.    The term Estimated Commencement Date means August 1, 2002.

C.    Ready for Occupancy.    The term “Ready for Occupancy” shall have the meaning given it in Section 2.2 of the Lease.

D.    Tenant Delays.    The term “Tenant Delay” as used in the Lease or this Agreement shall mean any delay that Landlord may encounter in the performance of Landlord’s obligations under the Lease or this Agreement because of any act or omission of any nature by Tenant or its agents or contractors, including any: (1) delay attributable to changes in or additions to the Approved Plans or to the Landlord’s Work requested by Tenant; (2) delay attributable to the postponement of any Landlord’s Work at the request of Tenant; (3) delay caused by a Change Order requested by Tenant; (4) delay attributable to the failure of Tenant to pay, when due, any amounts required to be paid by Tenant pursuant to the Lease; or (5) delay attributable to a failure of Tenant to employ union labor for Tenant’s work at the Premises during the time the Landlord’s Work is being constructed. Tenant shall pay all actual costs and expenses incurred by Landlord which result from any Tenant Delay and the Commencement Date of the Lease shall be accelerated one (1) day for each day the Premises is not Ready for Occupancy as a result of a Tenant Delay. No Tenant Delay shall be deemed to have occurred unless Landlord gives Tenant prior written notice or written notice within five (5) days of the occurrence, as reasonable under the circumstances, specifying the claimed reasons for such Tenant Delay, and Tenant shall fail to promptly correct or cure such Tenant Delay. There shall be excluded from the number of days of any Tenant Delay, or any of the following events of force majeure: labor disputes, fire, unusual delay in transportation, adverse weather conditions not reasonably anticipatable, unavoidable casualties, delays in obtaining permits or governmental approvals or any other causes beyond Landlord’s or its contractor’s reasonable control (and other than for financial reasons) (collectively, “Force Majeure Delays”).

E.    Landlord’s Work:    The term “Landlord’s Work” shall mean the improvements and equipment to be constructed and installed by Landlord in accordance with this Improvement Agreement and the Approved Plans. The Landlord’s Work shall also include: (1) private offices which include an eight foot wide sliding glass door, (2) research & development labs, IDF closets and server room which will have electrical connections per the attached Exhibit B-1, (3) research & development labs, IDF closet and server room on the second floor will be provided with 24x7 HVAC from a single twenty ton fan coil unit, (4) research & development labs and IDF closet on the third floor will be provided with 24x7 HVAC from a single ten ton fan coil unit, (5) offices, conference rooms and lobby will be provided with four cat 5E data connections and two voice connections, and (6) a partition card access system servicing the Premises, which systems shall be independent from, but a part of, a card access system serving the Building.

3.    Construction of Landlord’s Work:    At Landlord’s sole cost and expense, Landlord shall construct the Landlord’s Work in accordance with the Approved Plans and all applicable Laws, in a good and workmanlike manner, free of defects and using new materials and equipment of good quality. The Landlord’s Work shall be prepared in accordance with, and using, finishes, materials and specifications comparable to those used to construct “Building 3” at the Project. Within thirty (30) days after the Commencement Date, Tenant shall have the right to submit a written “punch list” to Landlord, setting forth any defective item of construction, and Landlord shall promptly cause such items to be corrected. The term “punch list” shall mean details of construction, decoration, and mechanical adjustment which in the aggregate, are minor in character and do not interfere with the Tenant’s use or enjoyment of the Premises. In addition to (and not in lieu of) Landlord’s obligations under the Lease with respect to repairs, Landlord warrants to Tenant that the Landlord’s Work will be free from defects in workmanship and materials. Therefore, if, during the first twelve (12) months of the Term, Tenant shall reasonably determine that any of the workmanship or material used in the Work is defective, and Tenant shall so notify Landlord in writing that such workmanship or material is defective, Landlord shall cause such defective workmanship or material to be appropriately corrected, repaired, or replaced, without cost or expense to Tenant. Such correction, repair or replacement shall be performed as promptly as practical and in such manner so as to minimize interference with Tenant’s operations in or about the Premises.

4.    Changes to Approved Plans:    Tenant shall not order extra work or a change order (“Change Order”) with respect to construction of the Landlord’s Work without the prior written consent of the Landlord, which shall not be

1

EXHIBIT B

unreasonably withheld or delayed, and provided there is a reasonable basis for such Change Order, such Change Order does not violate any permits received by Landlord for the Landlord’s Work or such Change Order is required by Law. Any racking and cabling required by Tenant for the server room, laboratories or IDF room in the Premises shall be considered a Change Order hereunder. All requests for approval of a Change Order made by Tenant shall be made in writing, shall specify any added or reduced cost and/or construction time resulting therefrom, and shall become effective and a part of the Approved Plans only if approved in writing by Landlord. If a Change Order requested by Tenant results in an increase in the cost of construction of the Landlord’s Work as shown in the Approved Plans, Tenant shall pay all such increased costs within thirty (30) days of request therefor by Landlord or, at Tenant’s election, such additional costs shall be amortized over the initial Term of the Lease, together with interest thereon at the rate of ten percent (10%) per annum, and paid to Landlord on a straight line basis as Additional Rent at the same time and in the same manner as Base Rent is due pursuant to the terms of the Lease.

5.    Intentionally Omitted.

6.    Tenant Lease Default.    Notwithstanding any provision to the contrary contained in the Lease, if an Event of Tenant’s Default occurs at any time before the Premises is Ready for Occupancy, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cease the construction of the Landlord’s Work (in which case, Tenant shall be responsible for any delay in the Premises being Ready for Occupancy caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Agreement shall be forgiven until such time as such Event of Tenant’s Default is cured pursuant to the terms of the Lease.

7.    Effect of Agreement:    In the event of any inconsistency between this Improvement Agreement and the Lease, the terms of this Agreement shall prevail.

LANDLORD:		TENANT:

Network Appliance, Inc., a Delaware corporation		PalmSource, Inc., a Delaware corporation

By:	/s/ Thom Bryant	By:	/s/ David Nagel
Title:	VP WPR	Title:	President and CEO

By:		By:	/s/ Doreen S. Yochum
Title:		Title:	Chief Administrative Officer

2

EXHIBIT B

EXHIBIT C

COMMENCEMENT DATE

With respect to that certain lease (“Lease”) between                                 , a                                  (“Tenant”), and                                 , a                                  (“Landlord”), whereby Landlord leased to Tenant and Tenant leased from Landlord approximately                                  rentable square feet of the building located at ______________ (“Premises”) in accordance with that certain lease dated                     , 2002, Tenant hereby acknowledges and certifies to Landlord as follows:

(1)    The Lease commenced on                     , 2002 (“Commencement Date”); and

(2)    Tenant has accepted [and is currently in possession of] the Premises.

IN WITNESS WHEREOF, this Commencement Date Memorandum is executed this          day of                     , 2002.

“Tenant”

a

By:
Its:

By:
Its:

1

EXHIBIT C

EXHIBIT D

RULES AND REGULATIONS

1.
No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person chosen by Landlord.

2.	The directory of the Building will be provided exclusively for the display of the name and location of tenants, and Landlord reserves the right to exclude any other names therefrom.

3.
Except as consented to in writing by Landlord (which consent shall not be unreasonably withheld or delayed) or in accordance with Building standard improvements, no draperies, curtains, blinds, shades, screens or other devices shall be hung at or used in connection with any window or exterior door or doors of the Premises. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.

4.
Tenant shall not obstruct any sidewalks, halls, lobbies, passages, exits, entrances, elevators or stairways of the Building. No tenant and no employee or invitee of any tenant shall go upon the roof of the Building or make any roof or terrace penetrations. Tenant shall not allow anything to be placed on the outside terraces or balconies without the prior written consent of Landlord.

5.
All cleaning and janitorial services for the Common Areas of the Building shall be provided exclusively through Landlord. Except with the written consent of Landlord, which shall not be unreasonably withheld or delay, no person or persons other than those reasonably approved by Landlord shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning the Premises. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage to any Tenant’s property by the janitor or any other employee or person.

6.
As of the Commencement Date, Landlord will furnish Tenant, free of charge (but as a Building Operating Expense), with one (1) security pass card to Tenant’s suite entrance for each office in the Premises. Landlord may make a reasonable charge for any additional cards and for having any card reading devices or locks changed. Tenant shall not make or have made additional security pass cards or keys without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. Tenant shall deliver to Landlord, upon the termination of its tenancy, the security pass cards or keys to all locks for doors on the Premises, and in the event of loss of any security pass cards or keys furnished by Landlord, shall pay Landlord therefor.

7.	If Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain, and comply with, Landlord’s reasonable instructions for their installation.

8.
The elevators shall be available for use by all tenants in the Building, subject to reasonable scheduling as Landlord in its reasonable discretion shall deem appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between the hours, in the manner and in the elevators as reasonably may be designated by Landlord.

9.
Tenant shall not place a load upon any floor of the Premises which exceeds the maximum load per square foot which the floor was designed to carry and which is allowed by law. Tenant’s business machines and mechanical equipment which cause noise or vibration which may be transmitted to the structure of the Building or to any space therein, and which is reasonably objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.

10.
Subject to the provisions of Section 8.6 of the Lease, Tenant shall not use or keep in the Premises any toxic or hazardous materials or any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations. No animal, except seeing eye dogs when in the company of their masters, may be brought into or kept in the Building.

11.
Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord, unless Tenant receives the prior written consent of Landlord, which shall not be unreasonably withheld or delayed.

12.
Tenant shall cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant

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has actual notice. Tenant shall refrain from attempting to adjust controls other than room thermostats installed for Tenant’s use. Tenant shall use reasonable efforts to keep corridor doors and sliding glass doors closed, and shall close window coverings at the end of each business day.

13.
Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building. Notwithstanding the foregoing, if Landlord changes the street address of the Building, within thirty (30) days after receipt of Tenant’s invoices therefor, Landlord will reimburse Tenant for its actual and reasonable costs in changing the address of the Building on its stationery and related items.

14.
Landlord reserves the right to deny entry to any person from the Building between the hours of 6:00 p.m. and 8:00 a.m. the following day, or any other hours as reasonably may be established from time to time by Landlord, and on Saturdays, Sundays and legal holidays, unless that person has a security badge or other appropriate identification or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of those persons. Landlord shall not be liable for damages for any error in admitting or excluding any person from the Building. Landlord reserves the right to prevent access to the Building by closing the doors or by other appropriate action in case of invasion, mob, riot, public excitement or other commotion.

15.
Tenant shall close and lock the doors of its Premises, shut off all water faucets or other water apparatus and turn off all lights and other equipment which is not required to be continuously run. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or Landlord for noncompliance with this Rule.

16.
The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be placed therein. The expense of any breakage, stoppage or damage resulting from any violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

17.
Tenant shall not install any loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

18.
Tenant shall not cut or bore holes for wires in the partitions, woodwork or plaster of the Premises, except in connection with hanging pictures, white boards and the like. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair, or be responsible for the cost of repair of any damage resulting from noncompliance with this Rule.

19.	Tenant shall not install, maintain or operate upon the Premises any vending machine without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed.

20.	Canvassing, soliciting and distributing handbills or any other written material and peddling in the Building are prohibited, and each tenant shall cooperate to prevent these activities.

21.
Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s reasonable judgment, is intoxicated or under the influence of liquor or drugs, or who is in violation of any of the Rules and Regulations of the Building.

22.
Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal within the Building. All garbage and refuse disposal shall be made in accordance with reasonable directions issued from time to time by Landlord.

23.
Use by Tenant of Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages and microwaving food shall be permitted, provided that the equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

24.	Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant, except as Tenant’s address, without the written consent of Landlord.

25.
Tenant shall comply with all safety, fire protection and evacuation procedures and regulations reasonably established by Landlord or established any governmental agency. Tenant shall be responsible for any increased insurance premiums attributable to Tenant’s use of the Premises, Building or Property.

26.	Tenant assumes any and all responsibility for protecting its Premises from theft and robbery, which responsibility includes keeping doors locked and other means of entry to the Premises closed.

27.
Tenant shall not use the Premises, or suffer or permit anything to be done on, in or about the Premises, which may result in an increase to Landlord in the cost of insurance maintained by Landlord on the Building and Common Areas. Notwithstanding anything to the contrary contained in this Section, if Tenant pays the increase in insurance premiums, Tenant shall not be in default hereunder.

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28.
Tenant’s requests for assistance will be attended to only upon appropriate application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

29.
To the extent Tenant has been granted any parking privileges in the Lease, Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building or other reserved parking spaces. Tenant shall instruct its employees, contractors and invitees to not leave vehicles in the Building parking area overnight, nor park any vehicles in the Building parking area, other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four-wheeled trucks. Tenant, its agents, employees and invitees shall not park any one (1) vehicle in more than one (1) parking space.

30.
The scheduling and manner of all Tenant move-ins and move-outs shall be subject to the reasonable discretion and approval of Landlord. If Tenant’s movers damage the elevator or any other part of the Property, Tenant shall pay to Landlord the actual and reasonable amount required to repair the damage.

31.
Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no waiver by Landlord shall be construed as a waiver of the Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing the Rules and Regulations against any or all of the tenants of the Building.

32.
These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building. In the event of a conflict between these Rules and Regulations and the Lease, the terms of the Lease shall control.

33.
Landlord reserves the right to make other reasonable Rules and Regulations as, in its reasonable judgment, may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order therein. Tenant agrees to abide by all Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted. Notwithstanding anything to the contrary contained herein, Tenant shall not be required to comply with any rule or regulation unless the same does not unreasonably interfere with Tenant’s use of the Premises or Tenant’s parking rights and complies with the terms of Section 8.11 of the Lease.

34.	Tenant shall notify Tenant’s employees, agents, clients, customers, invitees and guests of the need to observe all of the foregoing rules.

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EXHIBIT E

GUARANTY OF LEASE

THE LEASE GUARANTY (“Guaranty”) is provided as of this ____ day of March, 2002, by PALM, INC., a Delaware corporation (“Guarantor”), to NETWORK APPLIANCE, INC., a Delaware corporation (“Landlord”).

THIS GUARANTY IS MADE on the basis of the following facts, intentions and understandings:

A.    PalmSource, Inc., a Delaware corporation (“Tenant”), has agreed to lease from Landlord certain premises (the “Premises”) commonly known as 1240 Crossman Avenue in Sunnyvale, California pursuant to the terms of that certain Lease dated April __, 2002 (the “Lease”); and Guarantor acknowledges receipt of a true and complete copy of the Lease.

B.    As a condition to Landlord’s agreement to execute the Lease, Landlord has required that Guarantor execute this Guaranty, guaranteeing performance of all of the covenants on Tenant’s part to be performed pursuant to the Lease.

NOW, THEREFORE, in order to induce Landlord to enter into the Lease, Guarantor agrees as follows:

1.    Unless and until either: (i) Tenant shall become a publicly traded company on any nationally recognized public exchange, or (ii) Tenant has been financially profitable, as determined by generally acceptable accounting principles, for four (4) consecutive fiscal quarters, or (iii) Tenant shall be sold to a successor company and such company, as of the date it assumes all of the obligations of Tenant pursuant to this Lease, if a public company, has a market capitalization equal to or greater than Five Hundred Million Dollars ($500,000,000) or, if a private company, has a net worth equal to or greater than Five Hundred Million Dollars ($500,000,000) (the “Tenant Conditions”). Guarantor unconditionally guaranties the timely performance of all obligations on the part of Tenant to be performed pursuant to the terms of the Lease (“Lease Obligations”), including the lien-free construction and installment of all tenant improvements of Tenant and the payment of all rent, additional rent, expenses and costs, in accordance with the terms of and at the time and place specified therein. The term “Lease Obligations” is used herein in its most comprehensive sense and includes, without limitation, all debts, obligations and liabilities of Tenant incurred in connection with the Lease, whether heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, or whether recovery upon such Lease Obligations or portion thereof may be or hereafter become otherwise unenforceable as a result of any change in law or any bankruptcy under Title 11 of the United States Code.

2.    The obligations of Guarantor hereunder shall be in addition to any obligations of Guarantor under any other guaranties of any liabilities or obligations of Tenant or any other persons heretofore given or hereafter to be given to Landlord; and this Guaranty shall not, unless expressly herein provided, affect or invalidate any such other guaranties.

3.    The obligations of Guarantor hereunder are independent of the obligations of Tenant. Landlord may bring a separate action or actions against Guarantor hereon and such actions may be brought either in conjunction with actions against Tenant or against Guarantor directly, regardless of whether Landlord has commenced any action or obtained any judgment against Tenant. The liability of Guarantor hereunder shall be reinstated and revived and the rights of Landlord shall continue if and to the extent that for any reason any amount at any time paid on account of any Lease Obligations is rescinded or must be otherwise restored by Landlord, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid. The determination as to whether any amount so paid must be rescinded or restored shall be made by Landlord in its reasonable and sole discretion; provided, however, that if Landlord chooses to contest any such matter at the request of Guarantor, Guarantor agrees to indemnify and hold Landlord harmless from and against all costs and expenses, including reasonable attorneys’ fees, expended or incurred by Landlord in connection therewith, including without limitation, in any litigation with respect thereto.

4.    Guarantor authorizes Landlord, without notice or demand and without affecting the liability of Guarantor hereunder, from time to time to:

a.    Amend, modify, accelerate or defer the time for performance of the Lease Obligations, including, without limitation, increase or decrease of the rent or term thereunder;

b.    Take and hold security for performance of the Lease Obligations and exchange, enforce, waive or release any such security;

c.    Apply such security in whole or in part and direct the order or manner of sale thereof as Landlord, in Landlord’s discretion, may determine; and the provisions of this paragraph shall constitute a waiver of Guarantor’s right to claim exoneration from the Lease Obligations in the event of any such action;

d.    Apply payments received by Landlord from Tenant to any indebtedness of Tenant to Landlord, in such order as Landlord shall determine in its sole discretion, whether or not any such indebtedness is

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covered by this Guaranty (and Guarantor hereby waives any provision of law regarding application of payments which specifies otherwise); and

e.    Assign this Guaranty or Landlord’s interest hereunder in whole or in part to any successor in interest to Landlord in the Building and the Lease.

5.    Until the earlier of the Tenant Conditions or the date on which the Lease Obligations shall have been performed in full, Guarantor shall have no right of subrogation and hereby waives any right to enforce any remedy which Landlord now has or may hereafter have against Tenant; and Guarantor waives the benefit of any right to participate in any security now or hereafter held by Landlord from Tenant. Guarantor waives any defense Guarantor may have based upon any exercise of remedies by Landlord which destroys Guarantor’s subrogation rights or Guarantor’s rights to proceed against Tenant for reimbursement. Until the earlier of the Tenant Conditions or the date on which the Lease Obligations shall have been paid and/or performed in full, Guarantor further waives any right to enforce any remedy which Landlord now has or may hereafter have against Tenant or any other person, and waives any benefit of, or any right to participate in any security whatsoever now or hereafter held by Landlord.

6.    Guarantor represents and warrants that: (a) this Guaranty is executed at Tenant’s request; (b) Landlord has made no representation to Guarantor as to the creditworthiness of Tenant; and (c) Guarantor is, for purposes of executing this Guaranty, adequately informed regarding the assets, liabilities, financial condition, and financial affairs of Tenant and Guarantor has established adequate means of obtaining from Tenant on a continuing basis financial and other information pertaining to Tenant’s financial condition. Guarantor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Guarantor’s risks hereunder, and Guarantor further agrees that Landlord shall have no obligation to disclose to Guarantor any information or material about Tenant which is acquired by Landlord in any manner, including, without limitation, any internal reports of Landlord.

7.    Guarantor further represents and warrants that:

a.    Guarantor is fully informed regarding its assets, liabilities, financial condition and financial affairs;

b.    Guarantor is familiar with the transactions contemplated to occur in connection with consummation of this Guaranty, including the execution and delivery of the Lease;

c.    in connection with the execution of this Guaranty, Guarantor has reviewed its financial books and records and conferred with such other persons as Guarantor deemed appropriate in making the statements set forth in this paragraph;

d.    upon the consummation of the transactions contemplated by this Guaranty, and immediately upon giving effect to the foregoing transactions, Guarantor will have a positive net worth as that term is understood according to generally accepted accounting principles and will not be rendered “insolvent” (Guarantor understands that in this context, a person is “insolvent” if, after fair valuations, the sum of Guarantor’s debts is greater than all of Guarantor’s assets and that failure to pay debts as they become due is also a presumption of insolvency; Guarantor understands that the term “debts includes any liability on any claim, whether mature or unmatured, liquidated or unliquidated, fixed or contingent, disputed or undisputed, legal or equitable, secured or unsecured, but does not include an obligation to the extent it is secured by a valid lien on property not included as an “asset” of Guarantor; Guarantor further understands the term “asset” means Guarantor’s property, but does not include property to the extent that it is encumbered by a valid lien or to the extent it is generally exempt under a nonbankruptcy law and that the term “asset” does not include property that has been transferred, concealed or removed with an intent to hinder, delay or defraud creditors or that has been transferred in a manner making the transfer voidable under the California Uniform Fraudulent Transfer Act; and Guarantor will not be left with remaining assets that are unreasonably small in relation to its current and anticipated debts and liabilities (in reaching this conclusion, Guarantor understands that “remaining assets that are unreasonably small” depends upon the nature of the particular business conducted or anticipated to be conducted by Guarantor in light of personal financial projections and available credit capacity));

e.    Guarantor by executing, delivering and performing this Guaranty does not intend to incur, nor does Guarantor believe that it will incur, debts beyond its ability to pay as such debts mature; and Guarantor, by executing, delivering or performing this Guaranty or by taking any action with respect thereto, does not intend to hinder, delay or defraud present or future creditors of Guarantor; and

f.    Guarantor has provided to Landlord true and complete financial statements of Guarantor.

8.    Guarantor waives:

a.    any defense arising by reason of any disability or other defense of Tenant (other than a default by Landlord of its obligations under the Lease) or by reason of the cessation from any cause whatsoever of the liability of Tenant other than full performance and discharge of the Lease Obligations, including any defense Guarantor may acquire by reason of Landlord’s election of any remedy against Guarantor or Tenant, or both.

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b.    all presentments, notices of demand, demands for performance, notices of nonperformance, protests, notices of protests, notices of dishonor and notices of acceptance of this Guaranty and of the existence, creation or incurring of all or any part of the Lease Obligations now existing or hereafter arising;

c.    any defense arising by reason of (i) any disability or other defense of Tenant or any other person (other than a default by Landlord of its obligations under the Lease), or (ii) the cessation from any cause whatsoever of the Lease Obligations, either in whole or in part (except for the expiration of the Lease and full satisfaction of the Lease Obligations), to Landlord;

d.    any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of Tenant or any principal of Tenant;

e.    the right to trial by jury in any action, proceeding or counterclaim brought by either Guarantor or Landlord against the other on any matters whatsoever arising out of or in any way connected with this Guaranty; and Guarantor agrees that the venue of any litigation arising under this Guaranty shall be Santa Clara County;

f.    the right to interpose the statute of limitations or any counterclaim or offset of any nature in any such litigation;

g.    any and all benefits available to sureties and creditors which might otherwise be available to the undersigned under Sections 2809, 2810, 2819, 2839, 2845, 2849, 2850, 2899 and 3433 of the California Civil Code; and

h.    any defenses based upon Landlord’s election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute, and any defense based upon any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code.

9.    Guarantor warrants and agrees that each of the waivers set forth above are made with Guarantor’s full knowledge of their significance and consequences, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of said waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

10.    This Guaranty will continue unchanged by any bankruptcy, reorganization or insolvency of Tenant or any successor or assignee thereof or by any disaffirmance or abandonment of the Lease by a trustee of Tenant. Guarantor hereby assigns to Landlord any rights Guarantor may have to file a claim or proof of claim in any bankruptcy or similar proceeding under the Tenant and any awards or payments thereon to which Guarantor would otherwise be entitled, to the extent of any unsatisfied Lease Obligations.

11.    All sums due hereunder to be paid by Guarantor to Landlord shall bear interest from the date payment is due until the date payment is received at the prime rate of interest charged from time to time by Bank of America NT&SA, plus four percent (4%) per annum, but not to exceed the maximum rate of interest allowable under law.

12.    INTENTIONALLY DELTED.

13.    Guarantor acknowledges that the undertakings of Guarantor hereunder are given in consideration of Landlord’s acceptance of the Lease and execution thereof and that Landlord would not consummate the Lease were it not for the execution and delivery of this Guaranty.

14.    All payments, advances, charges, costs and expenses, including reasonable attorneys’ fees, made or incurred by Landlord in the enforcement of this Guaranty or in the collection or performance of the Lease Obligations, or any portion thereof, shall be paid by Guarantor within ten (10) days of demand by Landlord, together with interest thereon accruing from and after the lapse of such ten (10) days at the rate per annum set forth above. If either Landlord or Guarantor shall bring any action or legal proceeding to enforce, protect or establish any term or covenant of this Guaranty, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, court costs and experts’ fees as may be fixed by the court. “Prevailing party” as used in this Guaranty includes a party who dismisses an action for recovery hereunder in exchange for sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

15.    This Guaranty shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties, and shall be governed by and construed under the internal laws of the State of California.

16.    All notices, requests and demands given to or made upon Guarantor or Landlord must be in writing and shall be deemed to have been given, delivered or made when personally delivered, when actually received by first class mail, postage prepaid or certified or registered mail, postage prepaid, addressed as follows or when delivery of certified or registered mail addressed as follows is attempted and delivery is refused:

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Guarantor:

Landlord:

IN WITNESS WHEREOF, Guarantor has executed this Guaranty the day and year first above written.

“GUARANTOR”

Palm, Inc.,
a ___________________ corporation

By:

Name:

Title:

By:

Name:

Title:

AGREEMENT ACKNOWLEDGED:

Tenant hereby consents to all of the terms and
conditions of the foregoing Guaranty.

“Tenant”

PalmSource, Inc.,
a Delaware corporation

By:

Name:

Title:

By:

Name:

Title:

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